UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pentair Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION

PENTAIR LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2014

To our Shareholders:

Our Annual General Meeting of Shareholders will be held at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland, on Tuesday, May 20, 2014, at 8:00 a.m. Central European Time, for the following purposes:

1.	to re-elect nine directors;

2.	to elect the Chairman of the Board of Directors;

3.	to elect the members of the Compensation Committee;

4.	to elect the independent proxy;

5.	to approve the 2013 annual report of Pentair Ltd., the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013;

6.	to discharge the Board of Directors and executive officers of Pentair Ltd. from liability for the year ended December 31, 2013;

7.	to elect auditors as follows: (a) to re-elect Deloitte AG as statutory auditors until the next annual general meeting; (b) to ratify appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2014; and (c) to elect PricewaterhouseCoopers AG as special auditors until the next annual general meeting;

8.	to approve: (a) the appropriation of results for the year ended December 31, 2013; and (b) the conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend;

9.	to approve by advisory vote the compensation of our named executive officers as disclosed in this Proxy Statement;

10.	to approve the renewal of the authorized capital of Pentair Ltd.; and

11.	to consider and act on such other business as may properly come before the Annual General Meeting or any adjournment of the Annual General Meeting.

A copy of the proxy materials, including this Notice of Annual General Meeting of Shareholders and Proxy Statement and the enclosed proxy card, is first being sent on or about March 31, 2014 to each shareholder registered in our share register as of the close of business (Eastern Standard Time) on March 21, 2014. A copy of the proxy materials also will be sent to any additional shareholders who are registered in our share register as shareholders with voting rights, or who become beneficial owners through a nominee registered in our share register as a shareholder with voting rights, as of the close of business (Eastern Standard Time) on April 30, 2014. Only shareholders of record and beneficial owners of our common shares at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to attend and vote on matters presented at the Annual General Meeting.

Your vote is important. All of our shareholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the Annual General Meeting, to submit your proxy either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy or voting instruction card or (2) completing the enclosed proxy or voting instruction card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

We intend to hold two separate meetings on May 20, 2014. Immediately following the Annual General Meeting on that date, we intend to hold an Extraordinary General Meeting of shareholders to consider three proposals related to our proposed change in jurisdiction of organization from Switzerland to Ireland (the “Extraordinary General Meeting”). In connection with the Extraordinary General Meeting, you are receiving a separate proxy statement/prospectus and proxy card concerning the matters to be considered and voted on at the Extraordinary General Meeting. We encourage you to review the materials for both the Annual General Meeting and the Extraordinary General Meeting. In order to vote by proxy at BOTH the Annual General Meeting and the Extraordinary General Meeting, you must submit a proxy for BOTH the Annual General Meeting and the Extraordinary General Meeting by either (1) voting over the Internet for BOTH the Annual General Meeting and the Extraordinary General Meeting or (2) completing, signing and returning BOTH the proxy card for the Annual General Meeting and for the Extraordinary General Meeting.

By Order of the Board of Directors

Angela D. Lageson, Secretary

Schaffhausen, Switzerland

March 31, 2014

PROXY STATEMENT

FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

PENTAIR LTD.

TO BE HELD ON TUESDAY MAY 20, 2014

Page
Questions and Answers on the Solicitation and Voting	1
Corporate Governance Matters	10
Proposal 1 — Re-election of Nine Directors	16
Proposal 2 — Election of the Chairman of the Board of Directors	22
Proposal 3 — Election of the Members of the Compensation Committee	23
Proposal 4 — Election of the Independent Proxy	24
Proposal 5 — Approval of the Annual Report and Financial Statements	25
Proposal 6 — Discharge of the Board of Directors and Executive Officers of Pentair Ltd. from Liability for the Year Ended December 31, 2013	26
Proposal 7 — Election of Auditors	27
Proposal 8 — Appropriation of Results for the Year Ended December 31, 2013 and Conversion and Appropriation of Reserves from Capital Contributions to Distribute an Ordinary Cash Dividend	30
Compensation Discussion and Analysis	32
Compensation Committee Report	46
Executive Compensation	47
Summary Compensation Table	47
Grants of Plan-Based Awards	49
Outstanding Equity Awards at December 31, 2013	50
Option Exercises and Stock Vested Table	51
Pension Benefits	51
Nonqualified Deferred Compensation Table	54
Potential Payments Upon Termination or Change in Control	55
Risk Considerations in Compensation Decisions	62
Proposal 9 — Advisory Vote to Approve the Compensation of the Named Executive Officers	63
Proposal 10 — Approval of the Renewal of the Authorized Share Capital of Pentair Ltd.	65
Director Compensation	67
Security Ownership	70
Audit and Finance Committee Report	72
Section 16(a) Beneficial Ownership Reporting Compliance	72
Shareholder Proposals for the 2015 Annual General Meeting of Shareholders	72
Other Business	73
2013 Annual Report on Form 10-K	73
Reduce Duplicate Mailings	73
Appendix A — Reconciliation of GAAP to Non-GAAP Financial Measures	A-1

PROXY STATEMENT

FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

PENTAIR LTD.

TO BE HELD ON TUESDAY, MAY 20, 2014

The Board of Directors of Pentair Ltd. (the “Board”) is soliciting proxies for use at our Annual General Meeting of Shareholders to be held on May 20, 2014. This Proxy Statement, the accompanying proxy card or voting instruction card and the Pentair Ltd. 2013 annual report to shareholders are being provided to give all shareholders of record at the close of business (Eastern Standard Time) on April 30, 2014 the opportunity to vote on matters that will be presented at the Annual General Meeting. These materials provide you with the information you need to know to vote your shares. In this Proxy Statement, we may also refer to Pentair Ltd. as “the company”, “we”, “our” or “us”.

We have sent these materials on or about March 31, 2014 to each person who is registered as a holder of common shares in our register of shareholders (such owners are often referred to as “holders of record” or “registered shareholders”) as of the close of business (Eastern Standard Time) on March 21, 2014. We will also send a copy of these materials to any additional shareholders who become registered in our share register after the close of business (Eastern Standard Time) on March 21, 2014 and continue to be registered in our share register at the close of business (Eastern Standard Time) on April 30, 2014.

We have requested that banks, brokerage firms and other nominees who hold common shares on behalf of the owners of the common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business (Eastern Standard Time) on March 21, 2014 forward these materials, together with a proxy card or voting instruction card, to those beneficial shareholders and to do the same for any additional beneficial owners who acquire their shares after March 21, 2014 and continue to hold them at the close of business (Eastern Standard Time) on April 30, 2014. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials. We also have provided for these materials to be sent to persons who have interests in common shares through participation in our employee benefit plans. These individuals are not eligible to vote directly at the Annual General Meeting, but they may instruct the trustee of these plans how to vote the shares represented by their interests. The enclosed proxy card also will serve as voting instructions for the trustee of the plans.

QUESTIONS AND ANSWERS ON THE SOLICITATION AND VOTING

Are proxy materials available on the Internet?

Yes. If you are a shareholder of record, your proxy may be submitted by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy or voting instruction card or (2) completing the enclosed proxy or voting instruction card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on May 20, 2014. Our proxy statement for the Annual General Meeting to be held on May 20, 2014, other proxy material and our 2013 annual report to shareholders is available at www.proxyvote.com.

Why do I have more than one Annual General Meeting proxy card?

You may have multiple Annual General Meeting proxy cards if you hold your shares in different ways or accounts (for example, 401k accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards or otherwise vote your proxy as indicated in the materials you receive from your broker. You should vote your proxy for each separate account you have.

Why am I also receiving a proxy statement and proxy card for an extraordinary general meeting of shareholders?

We intend to hold two separate meetings on May 20, 2014. Immediately following the Annual General Meeting on that date, we intend to hold an Extraordinary General Meeting of shareholders to consider three proposals related to our proposed change in jurisdiction of organization from Switzerland to Ireland (the “Extraordinary General Meeting”). In connection with the Extraordinary General Meeting, you are receiving a separate proxy statement/prospectus and proxy card concerning the matters to be considered and voted on at the Extraordinary General Meeting. We encourage you to review the materials for both the Annual General Meeting and the Extraordinary General Meeting. In order to vote by proxy at BOTH the Annual General Meeting and the Extraordinary General Meeting, you must submit a proxy for BOTH the Annual General Meeting and the Extraordinary General Meeting by either (1) voting over the Internet for BOTH the Annual General Meeting and the Extraordinary General Meeting or (2) completing, signing and returning BOTH the proxy card for the Annual General Meeting and for the Extraordinary General Meeting.

How many votes do I have?

Every holder of a common share on April 30, 2014 will be entitled to one vote per share for each director and member of the Compensation Committee to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. However, if a person or group of persons beneficially own shares in excess of 20% less one share of our issued shares (the “Cap”), such person or group of persons will only be entitled to cast votes at the Annual General Meeting equal to the Cap. The Cap is set forth in Article 14 of our Articles of Association.

What is the difference between a shareholder of record and a beneficial owner?

Shareholder of Record

If your shares are registered directly in your name with Wells Fargo Bank, N.A., our transfer agent, you are a “shareholder of record” and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How do I appoint and vote via an independent proxy?” below) named in the proxy card, to grant a written proxy to any person (who does not need to be a shareholder), or to vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint the independent proxy as your proxy.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I attend the Annual General Meeting?” and “How do I vote if I am a beneficial owner?” Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

Who is entitled to vote?

Shareholders of Record

All shareholders registered in our share register at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the meeting for consideration, provided such shareholders become registered as shareholders with voting rights by that time. See “I am a shareholder of record. How do I become registered as a shareholder with voting rights?”

Beneficial Owners

Beneficial owners whose banks, brokers or other nominees are shareholders registered in our share register with respect to the beneficial owners’ shares at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this Proxy Statement and any other matter properly presented at the meeting for consideration, provided such banks, brokers or nominees become registered as shareholders with voting rights. See “I am a shareholder of record. How do I become registered as a shareholder with voting rights?”

What if I am the record holder or beneficial owner of shares at the close of business (Eastern Standard Time) on March 21, 2014, but sell or otherwise transfer all or some portion of those shares before the close of business (Eastern Standard Time) on April 30, 2014?

Holders of record and beneficial owners will not be entitled to vote their shares or provide instructions to vote with respect to their shares if they hold shares at the close of business (Eastern Standard Time) on March 21, 2014, but sell or otherwise transfer all of those shares before the close of business (Eastern Standard Time) on April 30, 2014. Although holders of record and beneficial owners at the close of business (Eastern Standard Time) on March 21, 2014 are receiving these materials, holders of record and beneficial owners will only be entitled to vote their shares or provide instructions to vote with respect to those shares held at the close of business (Eastern Standard Time) on April 30, 2014. For each holder of record and beneficial owner, any instructions to vote with respect to shares held prior to the close of business (Eastern Standard Time) on April 30, 2014 will remain valid with respect to shares held at the close of business (Eastern Standard Time) on April 30, 2014 unless changed or revoked as provided in these materials.

I am a shareholder of record. How do I become registered as a shareholder with voting rights?

If you are a shareholder of record, you have been registered as a shareholder with voting rights in our share register, unless in certain circumstances (such as failure to comply with particular disclosure requirements set forth in our Articles of Association) we have specifically advised you that you are registered as a shareholder without voting rights.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you can vote in the following ways:

•	By Internet: If you are a shareholder of record, you can vote over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card.

•	By Mail: If you are a shareholder of record, you can vote by completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

•	At the Annual General Meeting: If you are a shareholder of record planning to attend the Annual General Meeting and wish to vote your common shares in person, we will give you a ballot at the meeting.

How do I vote if I am a beneficial owner?

If you are a beneficial owner of common shares, you can vote in the following ways:

•

General: If you beneficially own your common shares, you can vote by following the instructions on the voting instruction card provided by your bank, broker or other nominee with these proxy materials.

•

At the Annual General Meeting: Shareholders who beneficially own their common shares in street name are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the shareholder of record of their shares (i.e., their broker, bank or other nominee).

Can I vote by telephone?

If you are a shareholder of record, you cannot vote by telephone. If you are a beneficial shareholder, see the voting instruction card provided by your broker, bank or other nominee for telephone voting instructions.

How do I vote by proxy?

As a result of recently-enacted Swiss regulations, shareholders may no longer appoint company officers as proxies. However, shareholders of record may appoint the independent proxy to vote their shares by proxy.

What is the role of the independent proxy at the Annual General Meeting?

The independent proxy serves as a voting proxy at the Annual General Meeting for shareholders who wish to vote at the meeting by proxy. The main task of the independent proxy is to vote shares held by shareholders of record at the Annual General Meeting if instructed to do so by the shareholder. The independent proxy will vote the shares as instructed by the shareholder.

How do I appoint and vote via the independent proxy?

If you are a shareholder of record with voting rights, you may authorize the independent proxy, Proxy Voting Services GmbH, Grossmünsterplatz 1, 8001 Zürich, Switzerland, to vote your common shares on your behalf either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or (2) completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope. If you do not provide specific voting instructions, you instruct the independent proxy, as indicated on your proxy card, to vote your shares in accordance with the recommendations of the Board.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Submitting your vote electronically or returning the proxy card will not affect your right to attend the Annual General Meeting. You must vote over the Internet or return your proxy cards to the address and by the times and dates set forth below under “Submitting your proxy card to the independent proxy” in order for your vote by proxy to be counted.

How do I attend the Annual General Meeting?

All shareholders are invited to attend and vote at the Annual General Meeting. For admission to the Annual General Meeting, shareholders should bring a form of photo identification to the Shareholders check-in area at the meeting, where their ownership will be verified. Those who beneficially own shares should also bring account statements or letters from their banks or brokers showing that they own our common shares as of April 30, 2014. Beneficial owners should also see “How do I vote if I am a beneficial owner?” above for additional requirements if they intend to vote at the Annual General Meeting. Registration will begin at 7:00 a.m. (Central European Time) and the Annual General Meeting will begin at 8:00 a.m. (Central European Time).

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•	Submitting another proxy card (or voting instruction card if you beneficially own your common shares) with a later date;

•	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Annual General Meeting;

•	If you voted by the Internet, submitting subsequent voting instructions through the Internet; or

•

If you have completed, signed and returned your proxy card to the independent proxy, you should send a revocation letter, and new proxy, if applicable, directly to Corporate Secretary, Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland. The Corporate Secretary will forward such communications directly to the independent proxy.

What proposals are being presented at the Annual General Meeting and what vote is required to approve each proposal?

We intend to present proposals numbered one through ten for shareholder consideration and voting at the Annual General Meeting. For purposes of these proposals, an absolute majority means at least half plus one additional vote represented (in person or by proxy) at the Annual General Meeting. Shares not eligible to be voted (including broker non-votes) will be deemed not to be represented at the Annual General Meeting. These proposals are for:

•	Re-election of nine directors.

The re-election of each director nominee requires the affirmative vote of an absolute majority (or in the event of a contested election, a plurality) of the votes cast (in person or by proxy) at the Annual General Meeting.

•	Election of the Chairman of the Board of Directors.

The election of the Chairman of the Board requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Election of the members of the Compensation Committee.

The election of each of the members of the Compensation Committee requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Election of the independent proxy.

The election of the independent proxy requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Approval of the annual report and financial statements.

The approval of the 2013 annual report of Pentair Ltd., the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013 requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Discharge of the Board of Directors and executive officers of Pentair Ltd. from liability for the year ended December 31, 2013.

The discharge of the Board and executive officers from liability for the year ended December 31, 2013 requires the affirmative vote of a majority of the votes represented (in person or by proxy) at the Annual General Meeting, not counting the votes of any member of the Board or any executive officer of Pentair Ltd. or any votes represented by Pentair Ltd.

•	Election of auditors.

Each of (a) the re-election of Deloitte AG as statutory auditors until the next annual general meeting, (b) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2014 and (c) the election of PricewaterhouseCoopers AG as special auditors until the next annual general meeting requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Appropriation of results for the year ended December 31, 2013 and conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend.

Each of (a) the appropriation of results for the year ended December 31, 2013 and (b) the conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Advisory vote to approve the compensation of the named executive officers.

The approval by advisory vote of the compensation of the named executive officers requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

•	Approval of the renewal of the authorized capital of Pentair Ltd.

The approval of the renewal the authorized capital of Pentair Ltd. requires the affirmative vote of two-thirds of the votes represented (in person or by proxy) at the Annual General Meeting.

Other than matters incident to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any other business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows (in each case as proposed by the Board):

Proposal 1	—	FOR the re-election of each of nine directors to our Board.

Proposal 2	—	FOR the election of Randall J. Hogan as Chairman of the Board.

Proposal 3	—	FOR the election of each nominee to the Compensation Committee.

Proposal 4	—	FOR the election of Proxy Voting Services GmbH as the independent proxy.

Proposal 5	—	FOR approval of the 2013 annual report of Pentair Ltd., the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013.

Proposal 6	—	FOR discharging the Board and executive officers of Pentair Ltd. from liability for the year ended December 31, 2013.

Proposal 7	—	FOR each of (a) the re-election of Deloitte AG as statutory auditors until the next annual general meeting; (b) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2014; and (c) the election of PricewaterhouseCoopers AG, as special auditors until the next annual general meeting.

Proposal 8	—	FOR approval of each of (a) the appropriation of results for the year ended December 31, 2013; and (b) the conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend.

Proposal 9	—	FOR approval by advisory vote of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 10	—	FOR approval of the renewal of the authorized share capital of Pentair Ltd.

What are my choices when voting?

For Proposal 1, you may cast your vote in favor of or against re-electing a nominee as a director, or you may abstain from voting for any or all of the nominees.

For Proposal 3, you may cast your vote in favor of or against electing a nominee as a member of the Compensation Committee, or you may abstain from voting for any or all of the nominees.

For all other proposals, you may cast your vote in favor of or against the applicable proposal, or you may elect to abstain from voting your shares.

How many shares can vote at the Annual General Meeting?

Our registered shares are our only class of voting stock. As of the close of business on March 21, 2014, there were [•] registered shares issued and outstanding and entitled to vote; however, shareholders who are not registered in our share register as shareholders or do not become registered as shareholders with voting rights as of the close of business (Eastern Standard Time) on April 30, 2014 will not be entitled to attend, vote at or grant proxies to vote at, the Annual General Meeting. See “I am a shareholder of record. How do I become registered as a shareholder with voting rights?” Shares duly represented (in person or by proxy) at the Annual General Meeting will be entitled to one vote per share for each matter presented at the Annual General Meeting. Shareholders who are registered in our share register as of the close of business (Eastern Standard Time) on April 30, 2014 and who are registered with voting rights may vote in person at the Annual General Meeting as discussed under “How do I vote if I am a shareholder of record?” Shareholders who beneficially own their common shares as of the close of business (Eastern Standard Time) on April 30, 2014 may vote in person at the Annual General Meeting as discussed under “How do I vote if I am a beneficial owner?”

What constitutes a quorum?

Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions and broker non-votes regarded as present for purposes of establishing the quorum.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to New York Stock Exchange (“NYSE”) rules. We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Re-election of Nine Directors), Proposal No. 2 (Election of the Chairman of the Board), Proposal No. 3 (Election of the Members of the Compensation Committee), Proposal No. 4 (Election of the Independent Proxy), Proposal No. 5 (Approval of the Annual Report and Financial Statements), Proposal No. 6 (Discharge of the Board of Directors and Executive Officers of Pentair Ltd. from Liability for the Year Ended December 31, 2013), Proposal No. 8(a) (Appropriation of Results for the Year Ended December 31, 2013), Proposal No. 8(b) (Approval of a Conversion and Appropriation of Reserves from Capital Contributions to Distribute an Ordinary Cash Dividend), Proposal No. 9 (Advisory Vote to Approve Compensation of the Named Executive Officers) and Proposal No. 10 (Renewal of Authorized Share Capital).

Common shares owned by shareholders electing to abstain from voting with respect to any agenda item will be regarded as represented at the meeting and counted towards the determination of the majority required to approve the agenda items submitted to the Annual General Meeting. Therefore, abstentions will have the effect of an “AGAINST” vote on such agenda items.

How will my shares be voted if I do not specify how they should be voted?

If you submit a proxy and do not provide specific voting instructions, you instruct the independent proxy, or, if your shares are held in the Pentair Retirement Savings and Stock Incentive Plan, Fidelity Management Trust Company (or its designated affiliate) to vote your shares in accordance with the recommendations of the Board.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

If your shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

Who will count the votes?

Representatives from The Carideo Group, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Annual General Meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies sought by the Board. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common shares. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, is assisting us in the solicitation of proxies at a cost to us of $10,000, plus expenses.

Submitting your proxy card to the independent proxy

Shareholders of record wishing to instruct the independent proxy should vote over the Internet or complete, sign and return the proxy card as soon as possible to appoint the independent proxy. In order to assure that your proxy is received in time to be voted at the meeting by the independent proxy, you must vote over the Internet prior to noon (Eastern Standard Time) on May 19, 2014 or the proxy card must be completed in accordance with the instructions on it and received at the address set forth below by the time (being local time) and date specified:

Prior to noon (Eastern Standard Time) on May 19, 2014 by mail at:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds our common shares on your behalf.

CORPORATE GOVERNANCE MATTERS

Board Governance

The Board has adopted and regularly reviews and, if appropriate, revises our Corporate Governance Principles and written charters for its Audit and Finance Committee, Compensation Committee and Governance Committee in accordance with rules of the Securities and Exchange Commission (“SEC”) and the NYSE. We and our Board continue to be committed to the highest standards of corporate governance and ethics. The Board has adopted Pentair’s Code of Business Conduct and Ethics and has designated it as the code of ethics for our Chief Executive Officer and senior financial officers. Copies of all of these documents are available, free of charge, on our website at http://www.pentair.com/about-us/corporate-governance-and-leadership/.

Board Leadership Structure

Our Corporate Governance Principles describe our policies concerning:

•	Selection and Composition of the Board

•	Board Leadership

•	Board Composition and Performance

•	Responsibilities of the Board

•	Board Relationship to Senior Management

•	Meeting Procedures

•	Committee Matters

•	Leadership Development

We do not have a policy requiring the positions of Chairman of the Board and Chief Executive Officer to be held by different persons. Rather, the Board has the discretion to determine whether or not the positions should be combined or split. Since 2002, our Chief Executive Officer has also been the Chairman of the Board. The Board believes that this leadership structure has worked well for several reasons, among them:

•	We historically have had a super-majority of independent directors; only one or two officers of our company have served at any one time as directors (out of 10 or 11 members of the Board).

•	Our independent directors meet in executive session without the Chief Executive Officer present at every regular meeting of the Board.

•	Our annual Board Assessment process addresses issues of Board structure and director performance.

•	We have and have had since 2003 an independent member of the Board as our Lead Director.

•	Our Lead Directors have served as an effective communication channel between the independent Board members and the Chief Executive Officer and among the independent Board members.

Our Lead Director is selected by the independent directors on our Board. His role is to provide independent leadership to the Board, act as liaison between the non-management directors and our company, and ensure that the Board operates independently of management. The principal responsibilities assigned to the Lead Director include:

•	Chairing the Board in the absence of the Chief Executive Officer;

•	Presiding over all executive sessions of the Board;

•	In conjunction with the Chairman of the Compensation Committee, giving annually the Board’s performance review of the Chief Executive Officer;

•	In conjunction with the Chairman of the Board, approving the agenda for Board meetings, including scheduling to assure sufficient time for discussion of all agenda items;

•	In conjunction with the Chairman of the Board and Committee Chairs, ensuring an appropriate flow of information to the Directors;

•	Holding one-on-one discussions with individual directors where requested by directors or the Board; and

•	Carrying out other duties as requested by the Board.

Board’s Role in Risk Oversight

At the direction of our Board, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board as a whole, and not a separate committee, will oversee our risk management process. Each of our Board Committees has historically focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. Our chief financial officer and general counsel are the primary personnel responsible to the Board in the planning, assessment and reporting of our risk profile. The Board reviews an assessment of, and a report on, our risk profile on a regular basis.

Shareholder and Other Stakeholder Communication with the Board

If you are a shareholder or other stakeholder and wish to communicate with the Board, non-management directors as a group or any individual director, including the Lead Director, you may send a letter addressed to the relevant party, c/o Corporate Secretary, Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland. The Board has instructed the Corporate Secretary to forward such communications directly to the addressee(s).

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation Committee and the Governance Committee. The committees generally hold meetings when the Board meets and additionally as needed. Management representatives attend each committee meeting. Independent directors generally also meet in executive session without management present at each meeting.

Audit and Finance Committee

Role:	The Audit and Finance Committee is responsible, among other things, for assisting the Board with oversight of our accounting and financial reporting processes, oversight of our financing strategy, investment policies and financial condition, and audits of our financial statements. These responsibilities include the integrity of the financial statements, compliance with legal and regulatory requirements, the independence and qualifications of our external auditor and the performance of our internal audit function and of the external auditor. The Audit and Finance Committee is responsible for the selection and recommendation for election by a meeting of shareholders of an independent auditor. The Audit and Finance Committee is directly responsible for the compensation, evaluation, terms of engagement (including retention and termination recommendations to shareholders) and oversight of the independent registered public accounting firm elected by shareholders to serve as the external auditor. The Audit and Finance Committee holds meetings periodically with our independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment and compliance with our policies.

Meetings:	The Audit and Finance Committee held nine meetings in 2013.

Members:	The members of the Audit and Finance Committee are Ronald L. Merriman (Chair), Leslie Abi-Karam, Jerry W. Burris, Charles A. Haggerty and David H.Y. Ho. All members have been determined to be independent under SEC and NYSE rules. Mr. Merriman is a member of the audit committees of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation, each of which is a publicly-traded company. The Board has determined that Mr. Merriman’s service on the audit committees of three other public companies does not impair his ability to effectively serve as Chair of our Audit and Finance Committee.

Report:	You can find the Audit and Finance Committee Report under “Audit and Finance Committee Report” of this Proxy Statement.

Financial Experts:	The Board has unanimously determined that all members of the Audit and Finance Committee are financially literate under NYSE rules and at least one member has financial management expertise. In addition, the Board has determined that all members of the Audit and Finance Committee qualify as “audit committee financial experts” under SEC standards.

Compensation Committee

Role:	The Compensation Committee sets and administers the policies that govern executive compensation within the framework determined by the Board. This includes establishing and reviewing executive base salaries and administering cash bonus and equity-based compensation under the Pentair Ltd. 2012 Stock and Incentive Plan. The Compensation Committee also sets the Chief Executive Officer’s compensation based on the Board’s annual evaluation of the Chief Executive Officer’s performance. The Compensation Committee has engaged Aon Hewitt, a human resources consulting firm, to aid the Compensation Committee in its annual review of our executive and director compensation programs for continuing appropriateness and reasonableness and to make recommendations regarding executive officer and director compensation levels and structures. In reviewing our compensation programs, the Compensation Committee also considers other sources to evaluate external market, industry and peer company practices. Information regarding the independence of Aon Hewitt is included under “Compensation Discussion and Analysis – Services of Compensation Consultant.” A more complete description of the Compensation Committee’s practices can be found under “Compensation Discussion and Analysis” under the headings “Compensation Committee Practices,” “Services of Compensation Consultant,” “Role of Executive Officers in Compensation Decisions” and “Comparative Framework.”

Meetings:	The Compensation Committee held five meetings in 2013.

Members:	The members of the Compensation Committee are David A. Jones (Chair), Glynis A. Bryan, T. Michael Glenn and William T. Monahan. All members have been determined to be independent under NYSE rules.

Report:	You can find the Compensation Committee Report under “Compensation Committee Report” of this Proxy Statement.

Governance Committee

Role:	The Governance Committee is responsible for, among other things, identifying individuals qualified to become directors and recommending nominees to the Board for election at annual general meetings of shareholders. In addition, the Governance Committee monitors developments in director compensation and, as appropriate, recommends changes in director compensation to the Board. The Governance Committee is also responsible for developing and recommending to the Board our corporate governance principles. Finally, the Governance Committee oversees public policy matters and compliance with our Code of Business Conduct and Ethics.

Meetings:	The Governance Committee held five meetings in 2013.

Members:	The members of the Governance Committee are Glynis A. Bryan (Chair), T. Michael Glenn, David A. Jones and William T. Monahan. All members have been determined to be independent under NYSE rules.

Compensation Committee Interlocks and Insider Participation

During 2013, we did not employ any member of the Compensation Committee as an officer or employee and there were no interlock relationships.

Independent Directors

The Board determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with the NYSE rules for independence of directors and our categorical standards of independence included in our Corporate Governance Principles. Based on these standards, the Board affirmatively determined that each of the following non-employee directors and non-employee director nominees is independent and has no material relationship with us, except as a director or shareholder:

(1) Leslie Abi-Karam	(6) Charles A. Haggerty

(2) Glynis A. Bryan	(7) David H. Y. Ho

(3) Jerry W. Burris	(8) David A. Jones

(4) Carol Anthony (John) Davidson	(9) Ronald L. Merriman

(5) T. Michael Glenn	(10) William T. Monahan

In addition, based on the NYSE standards and our categorical standards of independence included in the Corporate Governance Principles, the Board affirmatively determined that Randall J. Hogan is not independent because he is our Chief Executive Officer.

In determining the independence of directors, our Governance Committee considers circumstances where one of our directors also serves as an employee of a company that is our customer or supplier. The Governance Committee has reviewed each of these relationships, which are set forth below. In each case, the relationship involves sales to or purchases from the organization indicated which (i) amount to less than the greater of $1 million or 2% of that organization’s consolidated gross revenues during each of 2013, 2012, and 2011; and (ii) during all relevant years were not of an amount or nature that impeded the director’s exercise of independent judgment.

Director	Relationships Considered

Glynis A. Bryan	Chief Financial Officer, Insight Enterprises, Inc.

T. Michael Glenn	Executive Vice President – Market Development and Corporate Communications, FedEx Corporation President and Chief Executive Officer – FedEx Corporate Services

David A. Jones	Senior Advisor, Oak Hill Capital Partners

Our Governance Committee also considered the fact that Carol Anthony (John) Davidson was Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd. (“Tyco”) until September 28, 2012. Tyco was the parent company of Pentair Ltd. until the spin-off of Pentair Ltd. to Tyco’s shareholders occurred on September 28, 2012. Immediately following the spin-off, a wholly-owned subsidiary of Pentair Ltd. merged with and into Pentair, Inc., with Pentair, Inc. surviving as a wholly-owned subsidiary of Pentair Ltd. (the “Merger”). Due to the resulting leadership structure after the Merger, and the fact that Mr. Davidson’s relationship with the former parent of Pentair Ltd. ceased concurrently with the Merger, the Governance Committee determined that Mr. Davidson’s former officer position with Tyco did not impede Mr. Davidson’s exercise of independent judgment.

Policies and Procedures Regarding Related Person Transactions

Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or five-percent shareholders or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Potential related person transactions must be brought to the attention of the Governance Committee directly or to the General Counsel for transmission to the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer or director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of a number of factors, including the following:

•

whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with any of our directors, executive officers or five-percent shareholders;

•	whether there are demonstrable business reasons for us to enter into the related person transaction;

•	whether the related person transaction could impair the independence of a director under our Corporate Governance Principles’ standards for director independence; and

•

whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

We had no related person transactions during 2013. To our knowledge, no related person transactions are currently proposed.

PROPOSAL 1

Re-election of Nine Directors

Proposal of the Board

The Board, upon the recommendation of the Governance Committee, proposes nine of our incumbent directors as nominees for re-election as directors for one-year terms that expire at the 2015 Annual General Meeting of Shareholders: Glynis A. Bryan, Jerry W. Burris, Carol Anthony (John) Davidson, T. Michael Glenn, David H.Y. Ho, Randall J. Hogan, David A. Jones, Ronald L. Merriman and William T. Monahan.

If re-elected, each of the nine director nominees standing for re-election at the Annual General Meeting will serve on the Board until the Annual General Meeting in 2015. If any of the nine nominees should become unable to accept re-election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. Management has no reason to believe that any of the nine nominees for re-election named above will be unable to serve their full term if elected.

Biographies of the director nominees follow. These biographies include their ages; an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Vote Requirement

Under our Articles of Association, election of directors requires the affirmative vote of an absolute majority (or in the event of a contested election, a plurality) of the votes cast (in person or by proxy) at the Annual General Meeting. A nominee who does not receive an absolute majority of the votes cast in an uncontested election will not be elected to our Board. Vacancies in the Board may be filled through election by shareholders at a general meeting of shareholders. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Information About Directors

Board Composition

Our Articles of Association currently provide for a Board of eleven members, divided into three classes, with directors serving three-year terms. As a result of recent changes in Swiss law, in particular the amendment to the Swiss Federal Constitution related to board and executive compensation and the ordinance implementing such amendment, shareholders are now vested with the power to elect all the members of our Board on an annual basis. Swiss law does not require our Articles of Association to reflect this change until our 2015 annual general meeting and our Articles of Association do not yet reflect this change. Vacancies may be filled through election by shareholders at a general meeting of shareholders.

Nine of our incumbent directors, Glynis A. Bryan, Jerry W. Burris, Carol Anthony (John) Davidson, T. Michael Glenn, David H.Y. Ho, Randall J. Hogan, David A. Jones, Ronald L. Merriman and William T. Monahan, are standing for re-election at the Annual General Meeting. Two of our incumbent directors, Leslie Abi-Karam and Charles A. Haggerty, will not be nominees for re-election, which will result in two vacancies on our Board. As part of an ongoing process to refresh the composition of our Board, we are currently conducting a search process for new director candidates who will provide appropriate expertise and experience for our Board. Regardless of these vacancies, your proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Directors’ Attendance

The Board held five meetings in 2013. In each of the regularly scheduled meetings, the independent directors in attendance also met in executive session, without the Chief Executive Officer or other management present. All directors attended at least 75% of the aggregate of all meetings of the Board and all meetings of the Committees on which they served during the year ended December 31, 2013. We expect our directors to attend our annual general meetings of shareholders. In April 2013, all of the directors then in office attended the 2013 annual meeting of shareholders. William T. Monahan has served as the Board’s Lead Director since January 1, 2008 and acts as the presiding director for all executive sessions of the independent directors.

Director Qualifications

The Governance Committee searches for qualified candidates to be a director, reviews the qualifications of each candidate and recommends to the Board the names of qualified candidates to be nominated for election or re-election as directors. The Board reviews the candidates recommended by the Governance Committee and nominates candidates for election or re-election by the shareholders. The Governance Committee recognizes that the contribution of the Board will depend both on the character and capacities of the directors taken individually and on their collective strengths. With this in mind, the Governance Committee evaluates candidates in light of a number of criteria. Directors are chosen with a view to bringing to the Board a variety of experience and backgrounds and establishing a core of business advisers with financial and management expertise. The Governance Committee also considers candidates who have substantial experience outside the business community, such as in the public, academic or scientific communities.

When they consider possible candidates for appointment or election as directors, the Governance Committee and the Board are also guided by the following principles, found in our Corporate Governance Principles:

•	the Corporate Governance Principles and the rules adopted by the SEC and the NYSE require that at least a majority of the Board consist of independent directors;

•	each director should be chosen without regard to sex, sexual orientation, race, religion or national origin;

•	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	each director should possess substantial and significant experience which would be of particular importance to us in the performance of the duties of a director;

•	each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director; and

•

each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily the interests of a special interest group or constituency and be committed to enhancing long-term shareholder value.

Our Board’s policies on director qualifications emphasize our commitment to diversity at the Board level – diversity not only of sex, sexual orientation, race, religion or national origin but also diversity of experience, expertise and training. The Governance Committee in the first instance is charged with observance of these director selection guidelines, and strives in reviewing potential candidates to assess the fit of his or her qualifications with the needs of the Board and our company at that time, given the then current mix of directors’ attributes. Board composition, director effectiveness and Board processes, including director recruitment and selection, are all subject areas of our annual Board assessment.

Shareholder Nominees

Shareholders submitted to the Governance Committee no candidates for nomination for election as a director at the 2014 Annual General Meeting. According to our Articles of Association, a shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any shareholder who wishes to present a candidate for consideration for election at the 2015 Annual General Meeting should send a letter identifying the name of the candidate and summary of the candidate’s qualifications, along with the other supporting documentation described in Article 11, Section 3 of our Articles of Association, to our Governance Committee. This letter should be addressed c/o Corporate Secretary, Freier Platz 10, CH-8200, Schaffhausen, Switzerland no earlier than January 20, 2015 and no later than February 14, 2015 for consideration at the 2015 Annual General Meeting. You may find a copy of our Articles of Association on file with the SEC by searching the EDGAR archives at http://www.sec.gov/edgar/searchedgar/webusers.htm. You may also obtain a copy from us free of charge by submitting a written request to our principal executive offices at Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

Directors Standing For Re-election

Glynis A. Bryan, director since 2003, age 55.

Ms. Bryan serves as the Chair of our Governance Committee. Since 2007, Ms. Bryan has been the Chief Financial Officer of Insight Enterprises, Inc., a leading provider of information technology products and solutions to clients in North America, Europe, the Middle East and the Asia-Pacific region. Between 2005 and 2007, Ms. Bryan was the Executive Vice President and Chief Financial Officer of Swift Transportation Co., a holding company which operates the largest fleet of truckload carrier equipment in the United States. Between 2001 and 2005, Ms. Bryan was the Chief Financial Officer of APL Logistics, the supply-chain management arm of Singapore-based NOL Group, a logistics and global transportation business. Prior to joining APL, Ms. Bryan spent 16 years with Ryder System, Inc., a truck leasing company, where she held a series of progressively responsible positions in finance. In her last assignment, Ms. Bryan was Senior Vice President of Ryder Capital Services, where she led the development of the firm’s capital services business. In 1999 and 2000, Ms. Bryan served as Senior Vice President and Chief Financial Officer of Ryder Transportation Services.

Ms. Bryan has extensive global financial and accounting experience in a variety of business operations, especially in logistics services. Ms. Bryan originally served on the Audit Committee of the Board for five years, and was selected in 2009 by the Board to serve as the Chair of the Governance Committee. Her familiarity with all aspects of Board responsibilities at Pentair will be critical in the future as governance and risk management processes continue to develop.

Jerry W. Burris, director since 2007, age 50.

Mr. Burris served as President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, from 2011 until 2014. Between 2008 and 2011, he was President, Precision Components of Barnes Group Inc. From 2006 until 2008, Mr. Burris was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris worked at General Electric Company, a multinational technology and services conglomerate, where he served as president and chief executive officer of Advanced Materials Quartz and Ceramics in 2006. From 2003 to 2006, Mr. Burris was the general manager of global services for GE Healthcare. From 2001 to 2003, he led the integration of global supply chain sourcing for the Honeywell integration and served as the general manager of global sourcing for GE Industrial Systems. Mr. Burris first joined General Electric Company in 1986 in the GE Corporate Technical Sales and Marketing Program.

Mr. Burris brings to our Board significant experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development. Mr. Burris provides the Board with insight into operating best practices and current developments in a variety of management contexts.

Carol Anthony (John) Davidson, director since 2012, age 58.

From 2004 until 2012, Mr. Davidson was Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd., a provider of diversified industrial products and services. Between 1997 and 2004, Mr. Davidson held a variety of leadership roles at Dell Inc., a computer and technology services company, including the positions of Vice President, Audit, Risk and Compliance, and Vice President, Corporate Controller. From 1981 to 1997, Mr. Davidson held a variety of accounting and financial leadership roles at Eastman Kodak Company, a provider of imaging technology products and services. Since 2010, Mr. Davidson has also been a director of DaVita HealthCare Partners Inc., a provider of kidney dialysis services. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States, including oversight of the Financial Accounting Standards Board (FASB). Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority.

Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries and brings a strong track record of building and leading global teams and implementing governance and controls processes.

T. Michael Glenn, director of Pentair since 2007, age 58.

Since 1998, Mr. Glenn has been the Executive Vice President—Market Development and Corporate Communications of FedEx Corporation, a global provider of supply chain, transportation, business and related information services. Since 2000, Mr. Glenn has also served as President and Chief Executive Officer of FedEx Corporate Services, responsible for all marketing, sales, customer service and retail operations functions for all FedEx Corporation operating companies including FedEx Office. From 1994 to 1998, Mr. Glenn was Senior Vice President—Marketing and Corporate Communications of FedEx Express. Mr. Glenn is also a director of Level 3 Communications, Inc. and was formerly a director of Deluxe Corporation from 2004 to 2006 and Renasant Corporation from 2008 to 2012.

Mr. Glenn brings extensive strategic, marketing and communications experience to our Board from his service as one of the top leaders at FedEx Corporation. He has been an active participant in the development of our strategic plans, and a strong proponent for strengthening our branding and marketing initiatives.

David H. Y. Ho, director of Pentair since 2007, age 54.

Mr. Ho is Chairman and founder of Kiina Investment Limited, a venture capital firm that invests in start-up companies in the technology, media, and telecommunications industries, and has significant executive experience with global technology companies. From 2007 until his retirement in 2008, he served as the Chairman of the Greater China Region for Nokia Siemens Networks, a telecommunications infrastructure company that is a joint venture between Finland-based Nokia Corporation and Germany-based Siemens AG. Between 2002 and 2007, Mr. Ho served in various capacities for Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, a multinational telecommunications company. Between 1983 and 2001, Mr. Ho held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. Ho is also a director of Air Products and Chemicals, Inc. (since 2013), China Ocean Shipping Company, a Chinese state owned enterprise (since 2012), Triquint Semiconductor (since 2010) and Dong Fang Electric Corporation, a Chinese state owned enterprise (since 2009), and was a director of 3Com Corporation from 2008 through 2010, Owens-Illinois Inc. from 2008 to 2012 and Sinosteel Corporation from 2008 until 2012.

Mr. Ho brings extensive experience and business knowledge of global markets in diversified industries, with a strong track record in establishing and building businesses in China, and management expertise in operations, mergers, acquisitions and joint ventures in the area.

Randall J. Hogan, director since 1999, age 58.

Since January 1, 2001, Mr. Hogan has been our Chief Executive Officer. Mr. Hogan became Chairman of the Board on May 1, 2002. From December 1999 through December 2000, Mr. Hogan was our President and

Chief Operating Officer. From March 1998 to December 1999, he was Executive Vice President and President of our Electrical and Electronic Enclosures Group. From 1995 to 1997, he was President of the Carrier Transicold Division of United Technologies Corporation, a leader in the transport refrigeration and air conditioning business. From 1994 until 1995, he was Vice President and General Manager of Pratt & Whitney Industrial Turbines. From 1988 until 1994, he held various executive positions at General Electric Company in a variety of functions such as marketing, product management and business development and planning. From 1981 until 1987, he was a consultant at McKinsey & Company where he led major global engagements on strategy, operations and organization for clients in the manufacturing, energy, chemical, electronics and engineering services industries. Mr. Hogan also served as a director of Unisys Corporation from 2004 to 2006. Mr. Hogan is also a director of Covidien plc.

Mr. Hogan has significant leadership experience both with us and predecessor employers demonstrating a wealth of operational management, strategic, organizational and business transformation acumen. His deep knowledge of business in general and our businesses, strengths and opportunities in particular, as well as his experience as a director in two other complex global public companies allow him to make significant contributions to the Board.

David A. Jones, director since 2003, age 64.

Mr. Jones serves as the Chair of our Compensation Committee. Since 2008, Mr. Jones has been Senior Advisor to Oak Hill Capital Partners, a private equity firm. In 2010, Mr. Jones was appointed to the board of directors of Dave & Buster’s Holdings, Inc., an owner and operator of high-volume restaurant/entertainment venues, and to the board of directors as the lead director of The Hillman Group, Inc., a distributor of fasteners, key duplication systems, engraved tags and related hardware items and in 2012, Mr. Jones was appointed to the board of directors of Earth Fare, Inc., one of the largest natural food retailers in the U.S., all of which are privately owned by Oak Hill Capital Partners. Between 1996 and 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the board of directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from 2000 to 2010, as a director of Spectrum Brands from 1996 to 2007, and as a director of Tyson Foods, Inc. from 1999 to 2005.

Mr. Jones’ extensive management experience with both public and private companies and private equity funds, coupled with his global operational, financial and mergers and acquisitions expertise, have given the Board invaluable insight into a wide range of business situations. Mr. Jones has served on each of our Board Committees, which has given him an understanding of the impact on us of a wide range of business situations.

Ronald L. Merriman, director of Pentair since 2004, age 69.

Mr. Merriman serves as the Chair of the Audit and Finance Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee. He also served as Executive Vice President of Ambassador International, Inc., a publicly-traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003; and Managing Director of Merriman Partners, a management advisory firm, from 2004 to 2010. He is also a director of Aircastle Limited, Realty Income Corporation and Haemonetics Corporation.

Mr. Merriman’s extensive accounting and financial background has strengthened our Audit and Finance Committee and its processes. In addition, his global experience has assisted us in our expansion into overseas markets.

William T. Monahan, director since 2001, age 66.

Mr. Monahan serves as our Lead Director. In 2006, Mr. Monahan served as a director and the Interim Chief Executive Officer of Novelis, Inc., a global leader in aluminum rolled products and aluminum can recycling. From 1995 to 2004, Mr. Monahan was Chairman of the board of directors and Chief Executive Officer of Imation Corp., a manufacturer of magnetic and optical data storage media. He was involved in worldwide marketing with Imation and prior to that 3M Company. Mr. Monahan is also a director of The Mosaic Company and was formerly a director of Hutchinson Technology, Inc. from 2000 to 2013, Solutia Inc. from 2008 to 2012 and Novelis, Inc. from 2005 to 2007.

Mr. Monahan brings to our Board a wealth of global operational and management experience, as well as a deep understanding of our businesses gained as a long serving member of our Board. Mr. Monahan has extensive service as a board member and chief executive officer at companies in a number of different industries. His broad international perspective on business operations has been instrumental as we become more global.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-ELECTION OF EACH DIRECTOR NOMINEE.

PROPOSAL 2

Election of the Chairman of the Board of Directors

Proposal of the Board

The Board, upon the recommendation of the Governance Committee, proposes that Randall J. Hogan be elected as Chairman of the Board to hold office until the 2015 Annual General Meeting of shareholders.

Recent changes in Swiss law provide that the authority to elect the Chairman of our Board of Directors is now vested in shareholders. Previously, this authority was vested with the Board. The Chairman elected at the Annual General Meeting will have the same powers and duties as currently provided for in our Articles of Association and organizational regulations. Swiss law does not require our Articles of Association or organizational regulations to reflect this change until our 2015 annual general meeting and neither our Articles of Association nor organizational regulations reflect this change.

Mr. Hogan is the current Chairman of the Board. His biography appears above.

Vote Requirement

The election of the Chairman of the Board requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. HOGAN AS CHAIRMAN OF THE BOARD.

PROPOSAL 3

Election of the Members of the Compensation Committee

Proposal of the Board

The Board, upon the recommendation of the Governance Committee, proposes the election of the following four incumbent directors as members of the Compensation Committee to hold office until the 2015 Annual General Meeting of shareholders: David A. Jones, Glynis A. Bryan, T. Michael Glenn and William T. Monahan.

Recent changes in Swiss law provide that the authority to elect the members of the Compensation Committee of our Board of Directors is now vested in shareholders. Previously, this authority was vested with the Board. The members of the Compensation Committee elected at the Annual General Meeting will have the same powers and duties as currently provided for in our Compensation Committee charter as amended from time to time. Swiss law does not require our Articles of Association or organizational regulations to reflect this change until our 2015 annual general meeting and neither our Articles of Association nor organizational regulations reflect this change.

All nominees are current members of the Board and currently serve on the Compensation Committee. The biographies of all nominees are listed above.

Vote Requirement

The election of each of the members of the Compensation Committee requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO THE COMPENSATION COMMITTEE.

PROPOSAL 4

Election of the Independent Proxy

Proposal of the Board

The Board proposes that Proxy Voting Services GmbH be elected to serve as the independent proxy at the 2015 Annual General Meeting of shareholders and also at any shareholder meeting that may be held prior to the 2015 Annual General Meeting.

Recent changes in Swiss law require our shareholders to elect an independent proxy to serve as a voting proxy at our shareholder meetings for shareholders who wish to vote at the meeting by proxy. The main task of the independent proxy is to vote shares held by shareholders of record at the shareholder meeting if instructed to do so by the shareholder. The independent proxy will vote the shares as instructed by the shareholder.

Vote Requirement

The election of the independent proxy requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF PROXY VOTING SERVICES GMBH AS OUR INDEPENDENT PROXY.

PROPOSAL 5

Approval of the Annual Report and Financial Statements

Proposal of the Board

The Board proposes that the 2013 annual report of Pentair Ltd., the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013 be approved.

Our annual report to shareholders for the year ended December 31, 2013, which accompanies this Proxy Statement, includes the statutory financial statements of Pentair Ltd. (which do not consolidate the results of operations for our subsidiaries) and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013, and contains the reports of our statutory auditor and our independent registered public accounting firm, as well as information on our business, organization and strategy. Copies of our 2013 annual report and this Proxy Statement are available on the Internet at www.proxyvote.com.

Deloitte AG, as our statutory auditor, has issued an unqualified recommendation to the Annual General Meeting that the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 be approved. As our statutory auditor, Deloitte AG has expressed its opinion that the financial statements for the year ended December 31, 2013 comply with Swiss law and our Articles of Association.

Deloitte AG has also issued a recommendation to the Annual General Meeting that the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013 be approved. As our statutory auditor, Deloitte AG has expressed its opinion that the consolidated financial statements for the year ended December 31, 2013 present fairly, in all material respects, the financial position, the results of operations and the cash flows of Pentair Ltd. in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law.

Representatives of Deloitte AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Vote Requirement

Under Swiss law, our annual report, parent company financial statements of Pentair Ltd. and consolidated financial statements for the year ended December 31, 2013 must be submitted to shareholders for approval at each annual general meeting. Approval of the annual report and financial statements requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE ANNUAL REPORT AND FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013.

PROPOSAL 6

Discharge of the Board of Directors and Executive Officers of Pentair Ltd. from Liability for the Year Ended December 31, 2013

Proposal of the Board

The Board proposes that the members of the Board and our executive officers be discharged from liability for their activities during the year ended December 31, 2013.

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board and our executive officers from liability for their activities during the year ended December 31, 2013. This discharge excludes liability claims brought by us or our shareholders against the members of the Board and our executive officers for activities carried out during the year ended December 31, 2013 relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Vote Requirement

The discharge of the Board and our executive officers requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting the votes of any member of our Board or any of our executive officers or any votes represented by us.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DISCHARGE OF THE DIRECTORS AND EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2013.

PROPOSAL 7

Election of Auditors

Proposal 7(a)—Re-election of Statutory Auditors

Proposal of the Board

The Board proposes that Deloitte AG be re-elected as statutory auditors until the next annual general meeting.

Our shareholders must elect a firm as statutory auditor. The statutory auditor’s main task is to audit our consolidated financial statements and the statutory financial statements of Pentair Ltd. that are required under Swiss law. The Board has recommended that Deloitte AG, Zürich, Switzerland, be elected as our statutory auditor for our consolidated financial statements and the statutory financial statements of Pentair Ltd. until our next annual general meeting.

Representatives of Deloitte AG will be present at the Annual General Meeting and be available to make a statement or respond to appropriate questions.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see Proposal 7(b) below. Please also see the Audit and Finance Committee Report included in this Proxy Statement for additional information about our statutory auditors.

Vote Requirement

The re-election of the statutory auditors requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

EACH OF THE BOARD AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF DELOITTE AG AS OUR STATUTORY AUDITOR UNTIL OUR NEXT ANNUAL GENERAL MEETING.

Proposal 7(b)—Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal of the Board

The Board proposes that Deloitte & Touche LLP be ratified as independent registered public accounting firm for the year ending December 31, 2014.

We are seeking the shareholders’ ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for U.S. federal securities law reporting for the year ending December 31, 2014. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit and Finance Committee will make another appointment effective for the subsequent fiscal year. Even if the shareholders ratify the appointment, the Audit and Finance Committee, in its discretion, may select a new independent auditor at any time that it believes such change would be in our best interests and in the best interests of our shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual General Meeting and be available to make a statement or respond to appropriate questions.

Please see the Audit and Finance Committee Report included in this Proxy Statement for additional information about our independent registered public accounting firm.

Vote Requirement

The ratification of the appointment of the independent registered accounting firm requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

EACH OF THE BOARD AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Audit and Finance Committee Pre-approval Policy

The Audit and Finance Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit and Finance Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit and Finance Committee after the Committee is advised of the nature of the engagement and particular services to be provided. The Audit and Finance Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2013. Responsibility for this pre-approval may be delegated to one or more members of the Audit and Finance Committee; all such approvals, however, must be disclosed to the Audit and Finance Committee at its next regularly scheduled meeting. The Audit and Finance Committee may not delegate authority for pre-approvals to management.

Service Fees Paid to the Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP, Deloitte AG and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to provide various audit, audit-related, tax and other permitted non-audit services to us during fiscal years 2013 and 2012. Their fees for these services were as follows (in thousands):

	2013	2012
Audit fees (1)	$11,785	$11,989
Audit-related fees (2)	484	1,504
Tax fees (3)
Tax compliance and return preparation	996	639
Tax planning and advice	1,369	1,587

Total tax fees	2,366	2,226
All other fees (4)	-	4,879

Total	$14,635	$20,598

(1)	Consists of fees for audits of our consolidated annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of SEC filings, consents for registration statements and comfort letters in connection with securities offerings. Audit fees in 2012 include $2.6 million for statutory audits for periods prior to the Merger but paid subsequent to the Merger.

(2)	Consists of fees for due diligence, employee benefit plan audits and certain other attest services.

(3)	Consists of fees for tax compliance and return preparation and tax planning and advice.

(4)	For 2012, consists of integration related consulting services in connection with the spin-off of Pentair Ltd. from Tyco and the merger of our predecessor, Pentair, Inc., with a wholly-owned subsidiary of Pentair Ltd.

Proposal 7(c)—Election of Special Auditors

Proposal of the Board

The Board proposes that PricewaterhouseCoopers AG be elected as special auditors until the next annual general meeting.

Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases or decreases in share capital. Because of the auditor independence requirements under U.S. Federal securities laws, we do not believe Deloitte AG can act as our special auditing firm with respect to certain types of corporate transactions. The Board has recommended that PricewaterhouseCoopers AG, Zürich, Switzerland, be elected as special auditing firm until our next annual general meeting.

Vote Requirement

The election of the special auditors requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

EACH OF THE BOARD AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF PRICEWATERHOUSECOOPERS AG AS OUR SPECIAL AUDITOR UNTIL THE NEXT ANNUAL GENERAL MEETING.

PROPOSAL 8

Appropriation of Results for the Year Ended December 31, 2013 and Conversion and Appropriation

of Reserves from Capital Contributions to Distribute an Ordinary Cash Dividend

Proposal 8(a)—Appropriation of Results for the Year Ended December 31, 2013

Proposal of the Board

The Board proposes that our net gain be appropriated to increase the general reserve and the accumulated earnings (deficit) in our statutory accounts as shown below.

Our net gain for the year ended December 31, 2013 increases total shareholders’ equity in our statutory accounts. The corresponding appropriations to the general reserve and accumulated earnings do not have an impact on net equity. Our net gain in our standalone statutory accounts for the year ended December 31, 2013 is derived primarily from intercompany transactions in the year ended December 31, 2013, and is separate from our net gain reported in our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles. The following table shows the appropriation of net gain in Swiss francs and U.S. dollars (converted from Swiss francs as of December 31, 2013) as proposed by the Board (in millions):

	Swiss Francs	U.S. Dollars
Accumulated earnings (deficit), beginning of year	(16.6)	(18.0)
Net gain	241.8	272.4
Available earnings, end of year	225.2	254.4
Allocation to general reserve in accordance with Article 671 of the Swiss Code of Obligations	9.3	10.4
Accumulated earnings, carried forward	215.9	244.0

Under Swiss law, the appropriation of our balance sheet results is customarily submitted to shareholders for approval at each annual general meeting.

Vote Requirement

The appropriation of results for the year ended December 31, 2013 requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROPRIATION OF NET GAIN TO INCREASE THE GENERAL RESERVE AND THE ACCUMULATED EARNINGS.

Proposal 8(b)—Conversion and Appropriation of Reserves from Capital Contributions to Distribute an Ordinary Cash Dividend

Proposal of the Board

The Board proposes to convert reserves from capital contributions into free reserves in a total amount of $256 million and to appropriate them to distribute an ordinary cash dividend in the amount of $1.20 per share. Payment of the dividend will be made in four equal quarterly installments of $0.30 in each of the third and fourth quarters of 2014 and the first and second quarters of 2015 at such times and with such record dates as shall be determined by our Board. Dividend payments shall be made with respect to our outstanding share capital on the record date for the applicable dividend payment, which amount excludes any shares held by us or any of our subsidiaries. The deduction to our contributed surplus in our statutory accounts, which is required to be made in Swiss francs, will be determined based on the aggregate amount of the dividend and shall be calculated based on the USD / CHF exchange rate in effect on the date of the Annual General Meeting. The U.S. dollar amount of the dividend will be capped at an amount such that the aggregate reduction to our contributed surplus will not exceed CHF 458 million (or $2.40 per share based on the USD / CHF exchange rate of approximately CHF 0.90 per $1.00 in effect on February 10, 2014). To the extent that a dividend payment would exceed the cap, the U.S. dollar per share amount of the current or future dividends will be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. In addition, the aggregate reduction in contributed surplus will be increased for any shares issued, and decreased for any shares acquired, after the Annual General Meeting and before the record date for the applicable dividend installment payment. Our Board’s proposal is accompanied by a report by the auditor, Deloitte AG, as state supervised auditing enterprise, who will be present at the meeting. The auditor’s report states that the proposed dividend complies with Swiss law.

Vote Requirement

The approval of the conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CONVERSION AND APPROPRIATION OF RESERVES FROM CAPITAL CONTRIBUTIONS TO DISTRIBUTE AN ORDINARY CASH DIVIDEND.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program, Philosophy and Objectives

The Compensation Committee (the “Committee”) of our Board sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing our annual incentive compensation plans;

•	overseeing our long-term equity-based compensation plan;

•	approving all awards under those plans;

•	periodically evaluating risk considerations in connection with our executive compensation programs; and

•

annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer and the other officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers”).

The Committee, which exclusively consists of independent directors, believes that the most effective executive compensation program aligns executive initiatives with shareholders’ economic interests. The Committee seeks to accomplish this by rewarding the achievement of specific annual, longer-term and strategic goals that create lasting shareholder value. The Committee’s specific objectives include:

•	to motivate and reward executives for achieving financial and strategic objectives;

•	to align management and shareholder interests by encouraging employee stock ownership;

•	to provide rewards commensurate with individual and company performance;

•	to encourage innovation and growth; and

•	to attract and retain top-quality executives and key employees.

To balance these objectives, our executive compensation program uses the following elements:

•	base salary, to provide fixed compensation competitive in the marketplace;

•	annual incentive compensation, to reward short-term performance against specific financial targets and individual goals;

•	long-term incentive compensation, to link management incentives to long-term value creation and shareholder return; and

•	retirement, perquisites and other benefits, to attract and retain executives over the longer term.

We discuss each of these components below under “2013 Compensation Program Elements.”

2013 Business Results*

We have a long-standing commitment to delivering performance for our shareholders, which we successfully delivered on in 2013. Our adjusted earnings per diluted share increased 26 percent to $3.21 in 2013 compared to adjusted pro forma earnings per diluted share of $2.54 in 2012. Our sales during 2013 were $7.5 billion, up 3 percent compared to adjusted pro forma sales during 2012. We delivered ahead of schedule on our integration and standardization synergies relating to the Merger, achieving approximately $130 million of synergies in 2013. Our adjusted operating margins expanded 170 basis points to 12.6% compared to adjusted pro forma operating margins in 2012. We also increased the cash dividend paid to our shareholders for the 37th consecutive year, returning $910 million to our shareholders through a combination of dividends and share repurchases during 2013.

*	Please see Appendix A for reconciliations of GAAP to non-GAAP financial measures included in this section.

2013 Say on Pay Vote

In April 2013 (after many of the 2013 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our Named Executive Officers (our “say on pay vote”) at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved the compensation of our Named Executive Officers with approximately 65% of votes cast in favor. This level of shareholder support was lower than the average support our say on pay votes have received in the past. Following the vote, we believed it was important to contact our largest shareholders to seek their input regarding our compensation practices and policies. We reached out to shareholders representing over 50% of our outstanding shares and had discussions with shareholders representing approximately 40% of our outstanding shares. All of the shareholders with whom we had discussions expressed appreciation for our engagement efforts. Some shareholders indicated high levels of confidence in, and no or minimal concerns with, our compensation practices and policies. Among those shareholders who expressed reservations, the primary concern related to the compensation provided during 2012 in connection with the Merger, including the size of one-time retention awards and the absence of performance requirements on those awards. Other shareholder comments included a desire for greater detail in our compensation-related disclosures, particularly around performance measures, recommendations to eliminate overlapping performance metrics under our incentive programs, suggestions to consider the use of relative performance measures and additional performance measures on long-term incentive compensation.

Our responses to the feedback from our shareholder engagement process include the following:

•

Merger-Related Compensation. At the time of the Merger in 2012, we viewed the one-time retention awards granted in connection with the Merger as necessary and appropriate to promote retention of key executives during the period prior to and following the consummation of the Merger. We also believed that securing the continuity of our management team was essential for the successful completion of the Merger, that the retention awards were a key element of achieving that goal, and that the retention awards would help to ensure that individuals expected to play a key role in the post-Merger integration would remain with our company following the Merger. The circumstances surrounding the Merger are, in our view, unlikely to recur and therefore we believe it is unlikely that retention awards of the type granted in connection with the Merger will be required in the future. If similar circumstances present themselves, we will carefully consider the shareholder concerns expressed over the retention awards, including the following:

•

Size of Retention Awards. We regarded the retention awards as a one-time event, and the value of the awards was based on the value we believed was necessary to accomplish the retention and motivation objectives described above. As described below, our practices with respect to recurring long-term incentive awards is market-based. Our Committee generally establishes long-term incentive targets for our Named Executive Officers with reference to competitive compensation programs, based on the Committee’s assessment of both published survey data and publicly available data for the peer group of companies identified as the “Comparator Group” below under “Comparative Framework.” We intend to continue our commitment to pay market-based compensation in the future and we will take into consideration market practice in determining the size of any future retention awards.

•

Absence of Performance Requirements. We included a requirement only of continued service for the one-time retention awards because our primary purpose in granting the awards was to help to ensure the continuity of our management team. As described below, however, performance-based pay is a key component of our compensation philosophy, and we believe this is borne out in our compensation practices. For example, in contrast to the one-time retention awards granted at the time of the Merger, our annual restricted stock unit grants include a performance hurdle for vesting to occur. In addition, our stock option awards are granted with an exercise price equal to fair market value on the date of grant, requiring an increase in our stock price before any value may be realized upon exercise. We intend to continue our commitment to performance-based pay in the future.

•

Disclosure of Performance Measures. We have enhanced our disclosure concerning our performance measures by including additional information on, among other things, the specific adjustments that were made in calculating the level of performance under our annual incentive awards for 2013 and the alignment of the threshold, target and maximum performance levels under our annual incentive awards with our corporate objectives for year-over-year growth.

•

Overlapping Performance Measures. In 2013, we used free cash flow as a performance measure for both annual incentive compensation and long-term incentive compensation. In our annual incentive compensation program, free cash flow was one of four performance measures under our Management Incentive Plan (“MIP”). In our long-term incentive compensation, free cash flow was a performance measure for our restricted stock unit awards and for the bonus pool for our cash settled performance units. In response to shareholder recommendations to eliminate overlapping performance metrics under our incentive programs, we intend to replace free cash flow as a performance measure in our long-term incentive compensation program with adjusted net income. Accordingly, for restricted stock units and the bonus pool for cash settled performance units awarded in 2014, we used adjusted net income as the performance measure in place of free cash flow.

Compensation Committee Practices

The Committee meets regularly to review, discuss and approve executive compensation and employee benefit plan matters. Committee members generally receive written materials several days prior to each regularly scheduled meeting. At the close of each regularly scheduled Committee meeting, the Committee conducts an executive session without management present. When appropriate, the Committee also meets in executive session at the close of special meetings. At the Committee’s request, the Committee’s external compensation consultant reviews committee meeting materials and attends meetings.

In making changes to our compensation programs, the Committee considers our compensation philosophy and objectives, as well as external market, industry and peer company practices and shareholder feedback. The Committee reviews each element of the executive compensation program annually for continuing appropriateness and reasonableness.

The Committee reviewed and approved equity grants for newly hired and promoted employees as required throughout the year. Committee actions relating to executive salaries, incentive awards and long-term compensation, as well as changes to our compensation programs, were submitted to the full Board for ratification and approval.

Services of Compensation Consultant

During 2013, the Committee continued to retain Aon Hewitt, an external compensation consultant, to advise the Committee on executive compensation issues. See “Corporate Governance Matters – Committees of the Board – Compensation Committee” for disclosure relating to services provided to us by affiliates of Aon Hewitt. The Committee reviewed the independence of Aon Hewitt and the individual representatives of Aon Hewitt who served as the Committee’s consultants in light of the new requirements, considering the following specific factors: (i) other services provided to us by Aon Hewitt; (ii) fees paid by us to Aon Hewitt as a percentage of Aon Hewitt’s total revenue; (iii) policies and procedures maintained by Aon Hewitt that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Aon Hewitt who advised the Committee and any member of the Committee; (v) any company common shares owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Aon Hewitt or the individual representatives. Aon Corporation, which merged with Hewitt Associates on October 1, 2010, creating Aon Hewitt as a wholly owned subsidiary of Aon Corporation, has historically provided insurance brokerage and benefit administrative outsourcing services to us. For the year ended December 31, 2013, we paid Aon Corporation approximately $3,220,358 for these services and Aon Hewitt approximately $298,525 for executive compensation consulting for the Committee. The decision to engage Aon Corporation for insurance brokerage and benefit administrative outsourcing services was made by management and was not approved by the Board or the Committee. The Committee concluded, based on the evaluation described above, that the services performed by Aon Corporation with respect to insurance and benefits administration did not raise a conflict of interest or impair Aon Hewitt’s ability to provide independent advice to the Committee regarding executive compensation matters. The Committee’s conclusion was based on the limited scope of the insurance and benefits administrative services provided to us by Aon Corporation, the small percentage of Aon Hewitt’s revenues represented by the fees paid by us, the separation within Aon Hewitt between its compensation consulting business and its other businesses and the absence of any conflicting relationships between the individual representatives of Aon Hewitt who provided advice to the Committee or Aon Hewitt, on the one hand, and members of the Committee or our executive officers, on the other.

At the direction of the Committee, Aon Hewitt advises the Committee in implementing and overseeing appropriate compensation programs and policies. As part of this process, Aon Hewitt provides the Committee with comparative market data based on analyses of the practices of the Comparator Group defined below under “Comparative Framework” and relevant survey data. The comparative market data that Aon Hewitt provides address the structure of the compensation programs maintained by the Comparator Group companies as well as the amount of compensation they provide. Aon Hewitt provides guidance on industry best practices and advises the Committee in determining appropriate ranges for base salaries, annual incentives and equity compensation for each senior executive position.

Role of Executive Officers in Compensation Decisions

At the request of the Committee, the Chief Executive Officer and the Senior Vice President, Human Resources, generally attend meetings of the Committee, but are not present in executive sessions and do not participate in deliberations of their own compensation. Our human resources group assists the Committee as requested on specific topics regarding compensation, as well as on specific recommendations for compensation for management throughout our company.

The Chief Executive Officer annually reviews with the Committee the performance of each executive officer (other than himself) and presents compensation recommendations based on these reviews to the Committee. The Committee reviews these recommendations with Aon Hewitt and exercises its discretion in adopting, rejecting or changing them.

The Board and the Committee employ a formal rating process to evaluate the Chief Executive Officer’s performance. As part of this process, the Board reviews financial and other relevant data related to the performance of the Chief Executive Officer at each meeting of the Board throughout the year. At the end of the year, each independent director provides an evaluation and rating of the Chief Executive Officer’s performance in various categories. The Committee Chair submits a consolidated rating report and the Committee’s recommendations regarding the Chief Executive Officer’s compensation to the independent directors for review and ratification. The Lead Director chairs a discussion with the independent directors in executive session without the Chief Executive Officer present. From that discussion, the Committee finalizes the Chief Executive Officer’s performance rating. The Committee Chair and the Lead Director review the final performance rating results and commentary with the Chief Executive Officer. The Committee takes the performance rating and financial data into account in determining the Chief Executive Officer’s compensation and the Board’s adoption of goals and objectives for the Chief Executive Officer for the following year.

Comparative Framework

In setting compensation for 2013, the Committee commissioned Aon Hewitt to provide benchmarking data for our executive officers, including our Named Executive Officers. The companies in the peer group from which the benchmarking data were drawn were based on four selection criteria:

•	Publicly-traded on a major exchange

•	Similar in business scope and/or operations to our business units

•	Within a reasonable revenue range (0.5x to 3x) compared to our revenue following the Merger

•

Same or similar industry to ours, based on Global Industry Classification Standard (“GICS”) code: industrial machinery, electrical components and equipment, building products, electronic components and industrial conglomerates

Based on these criteria, the following 17 companies were selected as our comparator group for purposes of benchmarking (the “Comparator Group”):

Cooper Industries plc	Danaher Corporation	Dover Corporation
Eaton Corporation	Emerson Electric Co.	Flowserve Corporation
Illinois Tool Works Inc.	Ingersoll-Rand Co.	Masco Corp.
Medtronic Inc.	Parker-Hannifin Corporation	Rockwell Automation, Inc.
Stanley Black & Decker, Inc.	SPX Corporation	Timken Co.
Tyco International Ltd.	Xylem Inc.

The Comparator Group companies had revenues ranging from approximately $4 billion to $24 billion, with median revenues of approximately $10 billion. Cooper Industries plc was acquired by Eaton Corporation in late 2012 and will therefore be removed from the Comparator Group for purposes of future benchmarking.

2013 Compensation Program Elements

For the year ended December 31, 2013, the principal components of compensation for Named Executive Officers were:

•	Base salary;

•	Annual incentive compensation;

•	Long-term incentive compensation, consisting of stock options, restricted stock units and cash settled performance units;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

The Committee reviews total compensation for executive officers and the relative levels of each of these forms of compensation against the Committee’s goals to attract, retain and incentivize talented executives and to align the interests of these executives with those of our long-term shareholders.

Base Salaries

We provide Named Executive Officers with a fixed base salary. Focusing on the market value of each position, the Committee’s goal is to target approximately the 50th percentile (the “Midpoint”) of the Comparator Group for executives’ base salary ranges based on available market data. Market data include published survey data and proxy statement data for our Comparator Group. The Committee establishes each Named Executive Officer’s salary within a range of 25% of the Midpoint. Differences in base salaries among the Named Executive Officers and the extent to which a Named Executive Officer’s base salary is set at a level other than the Midpoint are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance.

In December 2012, the Committee undertook its annual review of base salaries for the Named Executive Officers and other management personnel, in accordance with its normal procedures. Following a market review by Aon Hewitt, the Committee, with the Board’s concurrence, approved annual merit increases to base salary ranging from 3-5% for each executive officer effective January 1, 2013. In September 2013, the Committee conducted an interim review of base salaries for the Named Executive Officers for market alignment, taking into account the recommendations of our Chief Executive Officer as to the base salaries of each executive officer (other than himself) and a comparison against the Comparator Group data from Aon Hewitt. Based on this interim review, the Committee approved mid-year increases ranging from 7%-12% to the base salaries for each executive officer other than our Chief Executive Officer and our President and Chief Operating Officer, whose salaries remained unchanged. The adjusted base salaries remained within the range of 25% of the Midpoint described in the preceding paragraph, and became effective on October 1, 2013.

Annual Incentive Compensation Plan

To achieve the objective of providing competitive compensation to attract and retain top talent while linking pay to annual performance, we pay a portion of our executives’ cash compensation as incentive compensation tied to annual business performance as measured against annual goals established by the Committee. In 2013, we provided cash annual incentive compensation to our executive officers, including the Named Executive Officers, under the MIP. MIP awards were granted under the 2012 Stock and Incentive Plan (the “2012 Plan”). The Committee had no discretion to increase formula-derived incentive compensation under the MIP.

The Committee determined a percentage of each Named Executive Officer’s base salary as a targeted level of incentive compensation opportunity under the MIP, based on the Committee’s review of Aon Hewitt’s recommendations, relevant survey data and, in the case of Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Committee sets each executive’s target incentive compensation opportunity so that if we attain target performance levels, annual cash incentive levels will be between the 50th and 75th percentiles of our Comparator Group’s target payouts. The Committee believes that establishing annual cash incentive compensation targets above the 50th percentile of competitive compensation programs is an effective means of enhancing the performance-based elements of our compensation program. By offering greater potential rewards for achievement of the performance goals under our annual cash incentive compensation program, we believe we provide enhanced motivation for our Named Executive Officers to achieve the performance goals determined by the Committee. This leverages the effectiveness of the performance-based elements of our compensation program, further aligning management and shareholder interests.

Differences in target levels of incentive compensation opportunity among the Named Executive Officers are decided by the Committee based on various factors, including competitive conditions for the Named Executive Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility and experience. An executive officer’s base salary multiplied by the incentive compensation opportunity percentage establishes the target incentive compensation for which the executive officer is eligible. The Committee determined incentive compensation targets in 2013 for all Named Executive Officers. These incentive compensation targets as a percentage of salary and a dollar amount, based on actual base salary paid during 2013, were as follows:

	Target as a Percent of Salary	Target in Dollars
Randall J. Hogan	160%	1,878,240
John L. Stauch	90%	509,625
Michael V. Schrock	110%	660,000
Frederick S. Koury	70%	299,250
Angela D. Lageson	70%	316,925

Actual incentive compensation awarded to each Named Executive Officer may range from 0 to 2 times the target, depending on actual company and individual performance, as described below. If we attain superior performance levels such that the actual incentive compensation awarded is at or near 2 times the target, cash incentive compensation could exceed the 75th percentile of the Comparator Group; if we do not attain target performance levels for any of the goals, cash incentive compensation will be below the 50th percentile of our Comparator Group.

To establish the performance goals and related targets applied to MIP payments for the Named Executive Officers, the Committee examined goals that were recommended by the Chief Executive Officer, after consultation with the Chief Financial Officer and certain other executive officers, and that were based solely on objectively determinable financial performance measures. The Committee then assessed these recommendations in light of comparable data of the Comparator Group and relevant survey data. In February 2013, the Committee established the performance goals for 2013 for the MIP, which the Board then ratified. The MIP performance goals that applied to the Named Executive Officers (prior to adjustments specified in the MIP), as well as the weight assigned to each performance goal and the corresponding payout levels, were as follows:

Financial Performance Measure	Weight	Threshold (Required for any payout; payouts begin at 75%)	Target (100% payout)	Maximum (200% payout)
Operating Income (year-over-year growth)	40%	$900 million (14% increase over prior year)	$950 million (20% increase over prior year)	$1.0 billion (26% increase over prior year)
Sales (year-over-year growth)	20%	$7,358 million (1.0% increase over prior year)	$7,500 million (3.0% increase over prior year)	$7,719 million (6.0% increase over prior year)
Free Cash Flow	20%	$600 million	$650 million	$700 million
EBITDA	20%	$900 million was required for any payout

We defined operating income under the MIP as the excess of revenues over expenses for normal operating activities, sales as sales excluding the impact of acquisitions and divestitures, free cash flow as cash from operating activities less capital expenditures, plus proceeds from sale of property and equipment and EBITDA as earnings before interest, taxes, depreciation and amortization.

The Committee believed that these performance goals correlate strongly with two primary corporate objectives: to improve the financial return from our businesses and to strengthen our balance sheet through cash flow improvement and debt reduction. All of the target levels for the performance goals were aligned with our corporate objectives as set forth in our annual operating plan.

To provide an added performance incentive, the Committee determined that the amount of incentive compensation related to each performance goal other than EBITDA would be scaled according to the amount by which the measure exceeded or fell short of the target. The Committee also determined that the performance goals for operating income, sales and free cash flow should have a threshold level below which no incentive compensation would be earned, and that potential payouts would be scaled from 0.75 at the threshold to 2.0 times at the maximum, as detailed above.

In the case of EBITDA, the Committee determined that attainment of this performance goal is a necessary, but not sufficient, condition to trigger a payout under the EBITDA component of the MIP. If the EBITDA threshold was not attained, no award would be made for this performance goal. If the EBITDA threshold was attained, the Named Executive Officer would be eligible for up to the maximum payout under this component of the award. The Committee retained the discretion to reduce, but not to increase, the amount of the payout under this component to a Named Executive Officer, based upon the Named Executive Officer’s individual performance, as measured according to the applicable strategy deployment factor (“SDF”). The SDF measures an individual executive’s performance against expectations in the attainment of corporate strategic goals set by the Board. The SDF is determined by the Committee for each Named Executive Officer based on its assessment of individual performance following consultation with the Chief Executive Officer.

The actual incentive compensation of each Named Executive Officer was determined by multiplying the eligible target incentive compensation amount by a multiplier determined as described above. For 2013, actual results as measured by the performance goals under the MIP (other than SDF) were as follows:

Financial Performance Measure	Weight	Actual Financial Results	Actual Payout Percentage
Operating Income (year-over-year growth)	40%	$ 944.2 million	39.8%
Sales (year-over-year growth)	20%	$7,479.7 million	21.1%
Free Cash Flow	20%	$ 751.3 million	40%
EBITDA	20%	$1,202.8 million	20% to 36%

Adjustments to operating income and EBITDA for factors specified in the MIP included: acquisition and redomicile related costs ($92.3 million), restructuring charges ($130.1 million), trade name impairment ($11.0 million), pension “mark to market” gains ($63.2 million), and divestitures ($5 million). Adjustments to sales for factors specified in the MIP related to the impact of divestitures ($35 million). There were no adjustments to cash flow for factors specified in the MIP. The Committee determined that each Named Executive Officer’s performance in 2013 met or exceeded individual performance expectations. Based on this determination, the resulting incentive bonus percentage for the EBITDA measure ranged from 20% to 36% of each Named Executive Officer’s target for this portion of the award (20% weighting times 100% to 180%). Based on the foregoing, the Named Executive Officers received the MIP payouts that are reflected in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.”

2013 Long-Term Incentive Compensation

The Committee emphasizes executive compensation that is tied to building and sustaining our company’s value through common share performance over time. We provide long-term compensation to our executives to further the objectives of:

•	motivating and rewarding executives through share price appreciation;

•	encouraging innovation and growth;

•	aligning management and shareholder interests; and

•	attracting and retaining key executive talent.

In keeping with this philosophy, the Committee establishes long-term incentive compensation targets between the 50th and 75th percentiles of competitive compensation programs, based on the Committee’s assessment of both published survey data and data from our Comparator Group. The Committee believes that establishing long-term incentive compensation targets above the 50th percentile of competitive compensation programs is an effective means of enhancing the performance-based elements of our compensation program. By offering greater potential rewards for achievement of the performance goals under our long-term incentive compensation program, we believe we provide enhanced motivation for our Named Executive Officers to achieve the performance goals determined by the Committee. This leverages the effectiveness of the performance-based elements of our compensation program, further aligning management and shareholder interests.

In 2013, the Committee awarded long-term incentive compensation under the 2012 Plan. As it does each year, the Committee used benchmark data (including compensation surveys, Comparator Group information and other data provided by Aon Hewitt) to set competitive target dollar award levels for each Named Executive Officer and for each position or grade level. Differences in target dollar award levels among the Named Executive Officers were decided by the Committee based on various factors, including competitive conditions for the Named Executive

Officer’s position within the Comparator Group and in the broader employment market, as well as the Named Executive Officer’s length of employment, level of responsibility, experience and individual performance. Individual awards generally range between 80 and 120 percent of the target award level, with actual award amounts determined by the Committee based on its assessment of both the executive’s individual performance against his or her individual performance goals in the previous year and company performance in the previous year against our strategic plan. If we build and sustain long-term shareholder value through superior performance, ongoing long-term incentive values may exceed the 75th percentile of our Comparator Group.

The Committee approved in December 2012 the elements and mix of long-term incentive compensation granted effective January 2, 2013 under the 2012 Plan. The Committee granted all Named Executive Officers a mix of the following components: stock options, restricted stock units and cash settled performance units.

•

Stock options: The Committee determined that it would grant ten-year stock options, with one third of the options vesting on each of the first, second and third anniversaries of the grant date, as in prior years. For the 2013 grant, stock options constituted one-third of the long-term incentive award’s total value.

•

Restricted stock units: The Committee determined that it would grant restricted stock units. Each restricted stock unit represents the right to receive one of our common shares upon vesting and includes one dividend equivalent unit, which entitles the holder to a cash payment equal to all cash dividends declared on our common shares from and after the date of grant. As in 2012, the Committee imposed a performance condition on the restricted stock units, which required our company to meet a specified goal for free cash flow in 2013. If such goal was achieved, then, consistent with past practice, one-half of the restricted stock units would vest on each of the third and fourth anniversaries of the grant date. As discussed above, in response to feedback from shareholders expressing a preference to reduce the overlap among our performance measures for various components of our incentive compensation programs, we intend to change the performance measure that applies to awards of restricted stock units in 2014 from free cash flow to adjusted net income so that it does not overlap with the free cash flow performance measure used under the MIP. An executive officer could elect to defer receipt of restricted stock units upon vesting under our Non-Qualified Deferred Compensation Plan. For the 2013 grant, restricted stock units constituted one third of the long-term incentive award’s total value. In September 2013, the Committee determined that it would alter the service-based component of the vesting schedule for future grants of restricted stock units from one-half of the units vesting on each of the third and fourth anniversaries of the grant date to one-third of the units vesting on each of the first three anniversaries of the grant date. The Committee made this change to enhance the competitiveness of our restricted stock unit awards based on its belief that three-year vesting is the most common vesting schedule for similar awards granted by other publicly-traded companies.

•

Cash settled performance units: The Committee determined that it would also grant cash settled performance units in 2013 from a bonus pool that would be established only if our company met a specified goal for free cash flow in 2013. From this bonus pool, each participant, including the Named Executive Officers, would be granted cash settled performance units. Each performance unit entitled the holder to a cash payment following the end of a three-year performance period if we achieved specified company performance goals on metrics established by the Committee. The performance goals selected by the Committee for the 2013 to 2015 performance period were revenue growth and return on invested capital, each weighted 50%.

Subject to establishment of the bonus pool and depending on cumulative company performance over the three-year performance period, we would pay nothing if a threshold were not met, 50% of the target value if the threshold were met, 100% of the target value if the target were met and 200% of the target value if the maximum were met. Payouts would be scaled for performance between threshold and target and between target and maximum. An executive officer could elect to defer receipt of the cash payment under our Non-Qualified Deferred Compensation Plan. For the 2013

grant, the value of cash settled performance units awarded constituted one-third of the long-term incentive award’s total value.

As discussed above, in response to feedback from shareholders expressing a preference to reduce the overlap among our performance measures for various components of our incentive compensation programs, we intend to change the performance measure that applies to the bonus pool for the cash settled performance units in 2014 from free cash flow to adjusted net income so that it does not overlap with the free cash flow performance measure used under the MIP.

In addition to the long-term incentive compensation awards for all Named Executive Officers that were effective in January 2013, in February 2013 the Committee approved an increase in long-term incentive compensation for the Chief Executive Officer. The Committee granted the increase in the form of an additional grant of stock options, restricted stock units and cash settled performance units with the same terms as the January 2013 grants described above, with each form comprising one-third of the value of the increase. The additional grant was effective as of March 15, 2013. The Committee approved the increase to enhance the retention incentives for the Chief Executive Officer based on its belief that the next few years are a critical time for the realization of the value of the Merger for shareholders, and that the continuity of the Chief Executive Officer is a critical component in realizing that value. The amount of the increase was determined based on the Committee’s overall target for the Chief Executive Officer’s 2013 long-term incentive compensation at 750% of then-current base salary.

The value of stock options and restricted stock units and a range of values for the cash settled performance units granted to the Named Executive Officers in 2013 are reflected in the table under “Executive Compensation—Grants of Plan-Based Awards Table.”

The value of restricted shares that vested for each Named Executive Officer in 2013 and the value of options exercised by each Named Executive Officer in 2013 are shown in the table under “Executive Compensation—Option Exercises and Stock Vested.”

The Committee reviews and approves all equity awards to newly hired or promoted executives at regular meetings throughout the year. As a rule, the Committee grants awards to newly hired or promoted executives that are effective the earlier of the 15th day of the month following the date of hire or promotion or the 15th day of the month following the date of the Committee meeting at which the grant is approved. If the 15th day of such month is a day on which the NYSE is not open for trading, then the grant date will be the first day following the 15th day of such month on which the NYSE is open for trading. The Committee has also given the Committee Chair and the Chief Executive Officer discretion to grant equity awards to newly hired or promoted executives as required throughout the year, within the guidelines of the 2012 Plan. The Committee then ratifies these grants at its next meeting. All options are granted with an exercise price equal to fair market value based on the closing share price on the effective day of grant.

Stock Ownership Guidelines

The Committee and the Board have established stock ownership guidelines for the Named Executive Officers and other executives to motivate them to become significant shareholders and to further encourage long-term performance and growth. The Committee monitors our executives’ compliance with these stock ownership guidelines and periodically reviews the definition of “stock ownership” to reflect the practices of companies in the Comparator Group. For 2013, “stock ownership” included common shares owned by the officer both directly and indirectly, the pro-rated portion of unvested restricted stock, restricted stock units, and shares held in our employee stock ownership plan or our employee stock purchase plan. The Committee determined that, over a period of five years from appointment, certain executives should accumulate and hold common shares equal to a multiple of base salary as follows:

Executive Level	Stock Ownership Guidelines (as a multiple of salary)
Chief Executive Officer	5x base salary
President, Chief Operating Officer; Executive Vice President and Chief Financial Officer	3x base salary
Senior Vice President, Human Resources; Senior Vice President and General Counsel	2.5x base salary
Other key executives	2x base salary

Stock Ownership for the Currently-Serving Named Executive Officers as of December 31, 2013

	Share Ownership	12/31/13 Market Value ($) (1)	Ownership Guideline ($)	Meets Guideline
Randall J. Hogan	503,413	39,100,088	5,869,500	Yes
John L. Stauch	137,218	10,657,722	1,845,000	Yes
Michael V. Schrock	265,144	20,593,734	1,800,000	Yes
Frederick S. Koury	80,634	6,262,843	1,125,000	Yes
Angela D. Lageson	32,078	2,491,498	1,212,500	Yes

(1)	The amounts in this column were calculated by multiplying the closing market price of our common shares on December 31, 2013 (the last trading day of our most recently completed fiscal year) of $77.67 by the number of shares owned.

Policy Prohibiting Hedging and Pledging

We have adopted a policy that prohibits our executive officers and directors from engaging in hedging or pledging transactions involving our common shares or other Pentair securities.

Retirement and Other Benefits

The Named Executive Officers and other executives and employees participate in the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan. We also provide other benefits such as medical, dental and life insurance and disability coverage to employees, including the Named Executive Officers. We aim to provide employee and executive benefits at levels that reflect competitive market levels at the 50th percentile of similar benefits given by our Comparator Group. Descriptions of the Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan are below under “Executive Compensation – Pension Benefits.”

Medical, Dental, Life Insurance and Disability Coverage

Employee benefits such as medical, dental, life insurance and disability coverage are available to all U.S.-based participants through our active employee plans. In addition to these benefits to active employees, we provide post-retirement medical, dental and life insurance coverage to certain retirees in accordance with the legacy company plans which applied at the time the employees were hired. We provide up to one and a half times annual salary (up to $1,000,000) in life insurance, and up to $15,000 per month in long-term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available to all of our U.S. salaried employees.

Other Paid Time-Off Benefits

We also provide vacation and other paid holidays to all employees, including the Named Executive Officers, which we have determined to be comparable to those provided at other large companies.

Deferred Compensation

We sponsor a non-qualified deferred compensation program, called the Sidekick Plan, for our U.S. executives within or above the pay grade that has a midpoint annual salary of $168,700 in 2013. This plan permits executives to defer up to 25% of their base salary and 75% of their annual cash incentive compensation. Executives also may defer receipt of restricted stock units or cash settled performance units. We normally make contributions to the Sidekick Plan on behalf of participants similar to our contributions under the RSIP/ESOP Plan with respect to each participant’s contributions from that portion of his or her income above the maximum imposed by Section 401(a)(17) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which was $255,000 in 2013, but below the Sidekick Plan’s compensation limit of $700,000.

Participants in the Sidekick Plan are allowed to invest their account balances in a number of possible mutual fund investments. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan, and our common shares are not a permitted investment choice under the Plan.

Amounts deferred, if any, under the Sidekick Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation—Summary Compensation Table.” Our contributions allocated to the Named Executive Officers under the Sidekick Plan are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table.”

Perquisites and Other Personal Benefits

We provide Named Executive Officers with a perquisite program (the “Flex Perq Program”) under which the Named Executive Officers receive a cash perquisite allowance in an amount that the Committee believes is customary, reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews market data provided by Aon Hewitt to assess the levels of perquisites provided to Named Executive Officers.

For 2013, the total aggregate annual allowance under the Flex Perq Program was $50,000 for the Chief Executive Officer and $40,000 for all other executive officers. In addition to the allowance provided under the Flex Perq Program, we provided reimbursement for an annual executive physical and related expenses for the Chief Executive Officer, the President and Chief Operating Officer and the Senior Vice President, Human Resources, reimbursement for travel and related expenses for the spouse or companion of certain of our Named Executive Officers in conjunction with a Board meeting, retirement gifts for the President and Chief Operating Officer, who retired effective December 31, 2013, in recognition of his long service with our company, and reimbursement for the taxes owed on the gifts and on the reimbursement.

The amounts of the annual allowance under the Flex Perq Program are included in the “All Other Compensation” column under “Executive Compensation – Summary Compensation Table” and are set forth in more detail in footnote 5 to that table.

Severance and Change-in-Control Benefits

We provide severance and change-in-control benefits to selected executives to provide for continuity of management upon a threatened or completed change in control. These benefits are designed to provide economic protection to key executives following a change in control of our company so that our executives can remain focused on our business without undue personal concern. We believe that the security that these benefits provide helps our key executives to remain focused on our on-going business and reduces the key executive’s concerns about future employment. We also believe that these benefits allow our executives to consider the best interests of our company and its shareholders due to the economic security afforded by these benefits. The change-in-control benefits were triggered by the consummation of the Merger in 2012. Some of the benefits were waived by the Named Executive Officers, while others remain in effect. As previously disclosed, we also entered into an agreement with our Chief Executive Officer in March 2013 providing that, if his employment is involuntarily terminated, other than for death, disability or for cause (as described under “Executive Compensation – Potential Payments upon Termination or Change in Control”), or if he terminates his employment for conditions that constitute good reason (as described under “Executive Compensation – Potential Payments upon Termination or Change in Control”), in each case prior to or on September 28, 2015, all of his then outstanding unvested stock options and restricted stock units granted after the Merger would immediately vest; provided that in the case of restricted stock units that are conditioned on the attainment of certain performance goals, such restricted stock units will become fully vested only if such performance goals are satisfied. In addition, the performance conditions with respect to his cash-settled performance awards granted after the Merger would be deemed satisfied and the units would be paid out at target following the end of the applicable performance period, except that certain performance goals must be satisfied for any payment to be made with respect to such units. The agreement also requires our Chief Executive Officer to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us. Following the Merger and our entry into this agreement with our Chief Executive Officer, we provide the following severance and change-in-control benefits to our executive officers:

•	We have agreements with our key corporate executives and other key leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control.

•

The 2012 Plan provides that, upon a change in control, all options, restricted stock and restricted stock units that are unvested become fully vested; all cash performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and all annual incentive awards are paid based on full satisfaction of the performance goals. As previously disclosed, the Committee approved in September 2013 an amendment to the 2012 Plan to provide that, if an employee’s employment is involuntarily terminated for a reason other than cause, death or disability, or if an employee who is a Board-appointed corporate officer voluntarily terminates employment for good reason, then the employee’s outstanding awards under the Plan will be eligible for continued or accelerated vesting as described below under “Executive Compensation—Potential Payments Upon Termination Or Change In Control.”

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The 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”) and its predecessors provide that, upon a change in control, all outstanding options granted under such plans that are unvested become fully vested; all restrictions applicable to outstanding shares of restricted stock or restricted stock units granted under such plans automatically lapse and any dividends declared but unpaid with respect to such restricted stock or dividend equivalents on such restricted stock units shall be paid to the executive within 10 days of the date of the change in control; and all cash settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change in control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change in control.

•

Upon certain types of terminations of employment (other than a termination following a change in control), severance benefits may be paid to the Named Executive Officers at the discretion of the Committee.

•

Under the agreement that we entered into with our Chief Executive Officer in March 2013, we provide accelerated vesting of long-term incentive awards, subject in certain cases to meeting certain performance goals, on certain types of terminations of employment.

We explain these benefits more fully below under “Executive Compensation—Potential Payments Upon Termination Or Change In Control.” Mr. Schrock retired effective December 31, 2013 and received certain of these benefits under his change in control agreement and in connection with his leaving employment at the end of the year, as described below.

Retention Agreements

We entered into a Confidentiality and Non-Competition Agreement dated as of January 6, 2005, with Michael Schrock, our former President and Chief Operating Officer. The Confidentiality and Non-Competition Agreement requires Mr. Schrock to devote his full-time and energy to furthering our business and prohibits Mr. Schrock, during or after his term of employment, from disclosing or using, for his own benefit or the benefit of another party, confidential information that he may learn or acquire during his employment. The Confidentiality and Non-Competition Agreement also contains a covenant against competition by Mr. Schrock for two years following his last day of employment with us, which was December 31, 2013. It does not contain severance provisions.

Impact of Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements, including periodic shareholder approval of the benefit plans under which we pay such performance-based compensation. Annual cash incentive compensation generally is performance-based compensation meeting those requirements and, as such, is fully deductible. The Committee included a performance condition on grants of restricted stock units in 2013 that requires our company to meet a specified goal for free cash flow for any vesting to take place. This performance condition is intended to make the restricted stock units eligible to be treated as performance-based compensation. At the Annual General Meeting in 2013, our shareholders approved the performance goals under the 2012 Plan, making awards granted under the Plan eligible to be treated as performance-based compensation under Section 162(m) if the Committee elects to make the awards otherwise compliant with the applicable requirements of Section 162(m).

The Committee also considers the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code, and attempts to structure compensation in a tax-efficient manner, both for the Named Executive Officers and for our company. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

THE COMPENSATION COMMITTEE:

David A. Jones, Chair

Glynis A. Bryan

T. Michael Glenn

William T. Monahan

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the years ended December 31, 2011, 2012 and 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3) (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Randall J. Hogan Chairman and Chief Executive Officer	2013	1,173,900	-	2,981,318	3,156,470	4,287,977	1,057,943	95,187	12,752,795
	2012	1,104,500	-	8,100,007	1,773,060	1,650,000	4,022,354	82,799	16,732,720
	2011	1,065,000	-	1,738,763	1,716,495	3,943,764	3,113,217	90,470	11,667,709

John L. Stauch Executive Vice President and Chief Financial Officer	2013	566,250	-	666,686	705,834	1,242,580	163,044	80,688	3,425,082
	2012	501,500	-	2,545,344	557,720	394,934	1,175,342	72,801	5,247,641
	2011	479,288	-	557,067	549,943	1,117,448	532,629	75,924	3,312,299

Michael V. Schrock (7) President and Chief Operating Officer	2013	600,000	-	766,691	811,710	2,306,274	-	3,542,943	8,027,618
	2012	581,771	-	3,434,442	757,501	581,771	1,425,416	81,724	6,862,625
	2011	564,826	-	759,643	749,922	1,653,256	1,129,507	85,961	4,943,115

Frederick S. Koury Senior Vice President, Human Resources	2013	427,500	-	333,317	352,910	717,362	18,355	79,145	1,928,589
	2012	407,633	-	1,501,940	329,638	244,580	948,344	78,201	3,510,336
	2011	401,696	-	320,728	316,630	711,260	547,585	64,025	2,361,924

Angela D. Lageson Senior Vice President, General Counsel and Secretary	2013	452,750	-	333,317	352,910	638,680	70,975	72,237	1,920,868
	2012	368,750	-	1,256,257	249,731	210,000	508,605	63,576	2,656,919
	2011	325,000	-	236,339	233,312	328,464	218,795	50,313	1,392,223

(1)	The amounts in column (e) represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted stock units granted during each year. Assumptions used in the calculation of the amounts in column (e) are included in footnote 14 to our audited financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014.

(2)	The amounts in column (f) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during each year. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the year December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014.

(3)	The amounts in column (g) with respect to 2013 reflect cash awards to the named individuals pursuant to awards under the MIP in 2013, which were determined by the Compensation Committee at its February 24, 2014 meeting and, to the extent not deferred by the executive, paid shortly thereafter, as well as payments to the named individuals pursuant to cash settled performance units granted in 2011 that vested in 2013. For Mr. Schrock, the amounts also include payments in respect of cash settled performance units granted in 2012 that vested upon his retirement eligibility.

(4)	In the proxy statement for the 2013 annual meeting, the amount shown in column (g) with respect to 2012 inadvertently included amounts attributable to cash settled performance units that were awarded in 2012. The performance period for the cash settled performance units awarded in 2012 continues until 2014. Accordingly, the units were not earned in 2012 and are not included in the amount shown in column (g) with respect to 2012 in the table above.

(5)	The amounts in column (h) reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The actual present value of such accumulated benefits for Mr. Schrock decreased by ($98,102) in 2013. In accordance with regulations of the Securities and Exchange Commission, this negative amount is not reflected in the sum reported in column (h).

(6)	The table below shows the components of column (i) for 2013, which include perquisites and other personal benefits; the Company match under the Sidekick Plan, RSIP/ESOP Plan and the Employee Stock Purchase Plan; Company-paid life insurance premiums; and, for Mr. Schrock, payments in connection with his retirement:

	(A)	(B)	(C)	(D)	(E)	(F)	(G)
Name	Perquisites under the Flex Perq Program ($)(a)	Other Perquisites and Personal Benefits ($)(b)	Matches under Defined Contribution Plans ($)(c)	Matches under the Employee Stock Purchase Plan ($)	Life Insurance Premiums ($)	Payments Upon Retirement ($)(d)	Reimburse- ment for Taxes ($)(e)
Mr. Hogan	50,000	5,110	35,175	-	4,902	-	-
Mr. Stauch	40,000	2,274	35,175	1,800	1,439	-	-
Mr. Schrock	40,000	53,964	35,175	2,250	6,732	3,364,775	40,047
Mr. Koury	40,000	2,338	35,175	-	1,632	-	-
Ms. Lageson	40,000	289	30,844	-	1,104	-	-

(a)	The amount shown in column (A) for each individual reflects amounts paid to or for the benefit of each Named Executive Officer under the Flex Perq Program, which is designed to provide corporate officers and other key executives with an expense allowance for certain personal and business-related benefits.

(b)	The amounts shown in column (B) consist of travel and related expenses for such individual’s spouse or companion in conjunction with a Board meeting for Messrs. Hogan, Stauch and Schrock, reimbursement for costs associated with an annual executive physical and related travel expenses for Messrs. Hogan, Schrock and Koury, holiday gifts for Messrs. Hogan, Stauch, Schrock and Koury and Ms. Lageson, a service recognition gift for Mr. Hogan and gifts to Mr. Schrock upon his retirement in recognition of his service. The aggregate incremental cost of the gifts to Mr. Schrock upon his retirement was $43,815.

(c)	The amount shown in column (C) for each individual reflects amounts contributed by us to the RSIP/ESOP Plan or the Sidekick Plan with respect to salary deferrals in 2012 that were paid in 2013.

(d)	The amount shown in column (F) for Mr. Schrock reflect payments due as a result of his retirement effective December 31, 2013 pursuant to the terms of his existing employment arrangements. The payments included severance, replacement coverage for company-provided group medical, dental and life insurance policies, the cost of an executive search agency and fees and expenses of consultants and legal or accounting advisors, as disclosed below under “Potential Payments Upon Termination or Change in Control – Change in Control Agreements – Benefits Upon a Covered Termination Without a Post-Merger Change in Control.”

(e)	The amount shown in column (G) for Mr. Schrock reflects a reimbursement for the taxes owed on the retirement gift included in column (B), and for the taxes owed on the reimbursement.

(7)	Mr. Schrock retired effective December 31, 2013.

GRANTS OF PLAN-BASED AWARDS IN 2013

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2) (3)			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Randall J. Hogan	1/2/13	12/10/12							51,544			2,608,642
	1/2/13	12/10/12								198,831	50.61	2,761,925
	1/2/13	12/10/12	1,304,333	2,608,666	5,217,332
	3/15/13	2/25/2013							7,073			372,676
	3/15/13	2/25/2013								27,282	52.69	394,545
	3/15/13	2/25/2013	186,334	372,667	745,334
			1,408,680	1,878,240	3,756,480
John L. Stauch	1/2/13	12/10/12							13,173			666,686
	1/2/13	12/10/12								50,813	50.61	705,834
	1/2/13	12/10/12	383,333	666,666	1,533,332
			382,219	509,625	1,019,250
Michael V. Schrock	1/2/13	12/10/12							15,149			766,691
	1/2/13	12/10/12								58,435	50.61	811,710
	1/2/13	12/10/12	383,333	766,666	1,533,332
			495,000	660,000	1,320,000
Frederick S. Koury	1/2/13	12/10/12							6,586			333,317
	1/2/13	12/10/12								25,406	50.61	352,910
	1/2/13	12/10/12	166,667	333,334	666,668
			224,438	299,250	598,500
Angela D. Lageson	1/2/13	12/10/12							6,586			333,317
	1/2/13	12/10/12								25,406	50.61	352,910
	1/2/13	12/10/12	166,667	333,334	666,668
			237,694	316,925	633,850

(1)	The Compensation Committee’s practices for granting options and restricted stock units, including the timing of all grants and approvals therefor, are described under “Compensation Discussion and Analysis – 2013 Long-Term Incentive Compensation.”

(2)	The amounts shown in column (d) to which no grant date applies reflect the total of the threshold payment levels for each element under our MIP. This amount is 75% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s actual salary paid for 2013 and current position.

(3)	The amounts shown in column (d) as having been granted on January 2, 2013 (and, for Mr. Hogan, on March 15, 2013), reflect the total of the threshold payment levels for awards of cash settled performance units granted in 2013 under the 2012 Plan, which are 50% of the target amounts shown in column (e). The amounts shown in column (f) are 200% of such target amounts. These amounts are based on the individual’s current salary and position. Any amounts payable with respect to performance units would be paid in March 2016, based on cumulative Company performance for the period 2013 to 2015.

(4)	The amounts shown in column (j) reflect the number of restricted stock units granted to each Named Executive Officer in 2013.

(5)	The amounts shown in column (k) reflect the number of options to purchase common shares granted to each Named Executive Officer in 2013.

(6)	The amounts shown in column (m) reflect the grant date fair value of the awards of restricted stock units and stock options computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares of stock or units that have not been vested (#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
Randall J. Hogan							336,847	26,162,906
	197,083	-			34.2800	1/3/2016
	316,448	-			30.0500	1/3/2017
	330,325	-			34.1800	1/2/2018
	305,253	-			24.7800	1/2/2019
	362,572	-			33.3800	1/4/2020
	114,216	57,108	(4)		36.9800	1/3/2021
	64,592	129,185	(5)		34.1200	1/3/2022
	-	198,831	(6)		50.6100	1/2/2023
	-	27,282	(7)		52.6900	3/15/2023
John L. Stauch							89,925	6,984,475
	112,500	-			34.1800	1/2/2018
	119,220				33.3800	1/4/2020
	36,593	18,297	(4)		36.9800	1/3/2021
	20,317	40,636	(5)		34.1200	1/3/2022
	-	50,813	(6)		50.6100	1/2/2023
Michael V. Schrock							-	-
	134,000	-			34.1800	1/2/2018
	158,960	-			33.3800	1/4/2020
	74,850	-			36.9800	1/3/2021
	82,787	-			34.1200	1/3/2022
	-	58,435	(6)		50.6100	1/2/2023
Frederick S. Koury							59,369	4,611,190
	70,000	-			34.1800	1/2/2018
	68,642	-			33.3800	1/4/2020
	21,068	10,535	(4)		36.9800	1/3/2021
	12,008	24,018	(5)		34.1200	1/3/2022
	-	25,406	(6)		50.6100	1/2/2023
Angela D. Lageson							46,787	3,633,946
	3,931	-			41.1200	3/1/2015
	2,896	-			41.1700	3/1/2016
	3,215	-			31.5600	3/1/2017
	5,597	-			32.4000	3/3/2018
	9,629	-			19.1300	3/3/2019
	25,000	-			34.2300	3/2/2020
	15,524	7,763	(4)		36.9800	1/3/2021
	9,097	18,196	(5)		34.1200	1/3/2022
	-	25,406	(6)		50.6100	1/2/2023

(1)	The exercise price for all stock option grants is the fair market value of our common shares on the date of grant.

(2)	For all awards of restricted stock units, the restrictions with respect to 50% of the shares will lapse on the third anniversary of the grant date and the restrictions on the remaining 50% of the shares will lapse on the fourth anniversary of the grant date.

(3)	The amounts in this column were calculated by multiplying the closing market price of our common shares on December 31, 2013 (the last trading day of our most recently completed fiscal year) of $77.67 by the number of unvested restricted stock units.

(4)	One-half of these options will vest on each of the second and third anniversaries of the grant date, January 3, 2011.

(5)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 3, 2012.

(6)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, January 2, 2013.

(7)	One-third of these options will vest on each of the first, second and third anniversaries of the grant date, March 15, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows a summary of the stock options exercised by the Named Executive Officers in 2013 and the restricted stock or restricted stock units vested for the Named Executive Officers during 2013.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Randall J. Hogan	272,558	4,903,443	74,646	2,067,118
John L. Stauch	133,500	3,651,714	65,051	2,268,457
Michael V. Schrock	370,951	10,760,648	135,148	8,318,448
Frederick S. Koury	114,962	2,810,216	13,706	688,498
Angela D. Lageson	10,045	317,321	4,523	70,302

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our common shares on the exercise date and the exercise price of options.

(2)	Reflects the amount calculated by multiplying the number of shares vested by the market price of our common shares on the vesting date.

PENSION BENEFITS

Listed below are the number of years of credited service and present value of accumulated pension benefits as of December 31, 2013 for each of the Named Executive Officers under the Pentair, Inc. Pension Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan, which are described in detail under “Compensation Discussion and Analysis – Retirement and Other Benefits.” The disclosed amounts are actuarial estimates only and do not necessarily reflect the actual amounts that will be paid to the Named Executive Officers, which will only be known at the time that they become eligible for payment.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)		Payments during last fiscal year ($)
Randall J. Hogan	Pentair, Inc. Pension Plan	16	506,340		-
	Pentair, Inc. Supplemental Executive Retirement Plan	16	15,918,386		-
John L. Stauch	Pentair, Inc. Pension Plan	7	146,910		-
	Pentair, Inc. Supplemental Executive Retirement Plan	7	2,659,306		-
Michael V. Schrock	Pentair, Inc. Pension Plan	16	657,543		-
	Pentair, Inc. Supplemental Executive Retirement Plan	15	5,267,915		-
Frederick S. Koury	Pentair, Inc. Pension Plan	10	251,963		-
	Pentair, Inc. Supplemental Executive Retirement Plan	10	2,442,141		-
Angela D. Lageson	Pentair, Inc. Pension Plan	11	203,142		-
	Pentair, Inc. Supplemental Executive Retirement Plan	4	778,450	(2)	-

(1)	The Supplemental Executive Retirement Plan benefits, which include amounts under the Restoration Plan, are payable following retirement at age 55 or later in the form of an annuity. The actuarial present values above were calculated using the following methods and assumptions:

•	The Pension Plan present values were based on the accrued benefit payable at age 65 and were calculated as of December 31, 2013.

•	Present values for the Pension Plan are based on a life-only annuity. Present values for the Supplemental Executive Retirement Plan are based on a 180-month-certain only annuity.

•

The present value of Pension Plan benefits as of December 31, 2013 was calculated assuming a 4.56% interest rate and the male and female RP2000 mortality table, projected 15 years for post-retirement decrements with no pre-retirement mortality used.

•	The present value of Supplemental Executive Retirement Plan benefits as of December 31, 2013 was calculated assuming a 4.3% interest rate.

(2)	Ms. Lageson’s benefits under the Supplemental Executive Retirement Plan are not vested, but will vest upon the completion of five years of benefit service (all service following initial participation).

The actual amount of pension benefits ultimately paid to a Named Executive Officer may vary based on a number of factors, including differences from the assumptions used to calculate the amounts.

The Pentair, Inc. Pension Plan, the Pentair, Inc. Retirement Savings and Stock Incentive Plan, the Pentair, Inc. Supplemental Executive Retirement Plan and the Pentair, Inc. Restoration Plan were all amended in 2008 to comply with final regulations under Section 409A of the Code. As a result of these amendments, benefits vested prior to January 1, 2005 are separated from benefits earned after January 1, 2005, and may offer different distribution or other options to participants as described below.

The Pentair, Inc. Pension Plan

The Pentair, Inc. Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Participation in the Pension Plan is restricted to those Named Executive Officers and other employees who were hired on or before December 31, 2007. Benefits under the Pension Plan are based upon an employee’s years of service and highest average earnings in any five-year period during the ten-year period preceding the employee’s retirement (or, in the case of an employee with more than five years but less than ten years of service, during any five-year period preceding the employee’s retirement). No additional benefits may be earned under the Pension Plan after December 31, 2017. Benefits under the Pension Plan are payable after retirement in the form of an annuity.

Compensation covered by the Pension Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive Compensation—Summary Compensation Table” and 2012 incentive compensation paid under the MIP in March 2013 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.” The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2013, the annual limitation was $255,000.

Benefits under the Pension Plan are calculated as an annuity equal to the sum of:

•	1.0 percent of the participant’s highest final average earnings multiplied by years of service; and

•	0.5 percent of such earnings in excess of Primary Social Security compensation.

Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits for all participants will be paid.

The Pentair Supplemental Executive Retirement and Restoration Plan

The Pentair, Inc. Supplemental Executive Retirement Plan (“SERP”) and the Pentair, Inc. Restoration Plan (“Restoration Plan”) are unfunded, nonqualified defined benefit pension plans. Employees eligible for participation in the SERP include all executive officers and other key executives selected for participation by the Committee. Participation in the Restoration Plan is limited to eligible employees under the SERP who were eligible employees on or before December 31, 2007. Benefits under these two Plans vest upon the completion of five years of benefit service (all service following initial participation). These Plans are combined for all administrative, accounting and other purposes. Each of the Named Executive Officers participates in the SERP and each of the Named Executive Officers other than Ms. Lageson participates in the Restoration Plan. All Named Executive Officers other than Ms. Lageson are fully vested in these Plans.

Benefits under the SERP are based upon the number of an employee’s years of service following initial participation and the highest average earnings for a five calendar-year period (ending with retirement). Benefits vested as of December 31, 2004, are payable after retirement in the form of either a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004, are payable after retirement in the form of a 15-year certain annuity. Compensation covered by the SERP and the Restoration Plan for the Named Executive Officers equals the amounts set forth in the “Salary” column under “Executive

Compensation—Summary Compensation Table” and 2012 incentive compensation paid under the MIP in March 2013 set forth in the “Non-Equity Incentive Plan Compensation” column under “Executive Compensation—Summary Compensation Table.”

Benefits under the SERP are calculated as:

•	final average compensation as defined above; multiplied by

•	benefit service percentage, which equals 15% multiplied by years of benefit service.

As discussed above, the Pension Plan limits retirement benefits for compensation earned in excess of the annual limitation imposed by Code Section 401(a)(17), which was $255,000 in 2013. The Restoration Plan is designed to provide retirement benefits based on compensation earned by participants in excess of this annual limitation. The only participants in the Restoration Plan are those executive officers and other selected key leaders who participate in the SERP and who otherwise qualify for participation in the Restoration Plan. Restoration Plan benefits are combined and administered with those payable under the SERP and are paid in the same manner and at the same time.

Benefits under the Restoration Plan are calculated as:

•	final average compensation as defined above, less compensation below the annual limitation amount in each year; multiplied by

•	earned benefit service percentage (which is weighted based on age at the time of service), in accordance with the following table:

Service Age	Percentage
Under 25	4%
25-34	5.5%
35-44	7%
45-54	9%
55 or over	12%

The benefit percentages calculated above are added and the resulting percentage is multiplied by the covered compensation amount. Benefits vested as of December 31, 2004 are payable after retirement in the form of a 15-year certain annuity or, at the participant’s option, a 100% joint and survivor annuity. Benefits earned after December 31, 2004 are payable after retirement in the form of a 15-year certain annuity. No additional benefits may be earned under the Restoration Plan after December 31, 2017.

The present value of the combined accumulated benefits for the Named Executive Officers under both the SERP and the Restoration Plan is set forth in the table under “Executive Compensation—Pension Benefits.”

The Pentair Retirement Savings and Stock Incentive Plan

The Pentair Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”) is a tax-qualified 401(k) retirement savings plan, with a companion Employee Stock Ownership Plan (“ESOP”) component. Participating employees may contribute up to 50 percent of base salary and incentive compensation on a before-tax basis and 15 percent of compensation on an after-tax basis, into their 401(k) plan (“RSIP”). We normally match an amount equal to one dollar for each dollar contributed to the RSIP by participating employees on the first one percent, and 50 cents for each dollar contributed to the RSIP by participating employees on the next five percent, of their regular earnings. In addition, after the first year of employment, we contribute to the ESOP an amount equal to 1 1/2 % of cash compensation (salary and incentive compensation) for each participant in the RSIP, to incent employees to make contributions to our retirement plan. The RSIP/ESOP Plan limits the amount of cash compensation considered for contribution purposes to the maximum imposed by Code Section 401(a)(17), which was $255,000 in 2013.

Participants in the RSIP/ESOP Plan are allowed to invest their account balances in a number of possible mutual fund investments. Our common shares are not a permitted investment choice under the RSIP. We make ESOP contributions in our common shares. Participants may sell and immediately reinvest common share contributions within the ESOP into any other investment vehicles offered under the RSIP/ESOP Plan. In addition, ESOP balances, but not RSIP balances, may be reinvested into our common shares.

Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for the Plan. We do not guarantee or subsidize any investment earnings under the Plan.

Amounts deferred, if any, under the RSIP/ESOP Plan by the Named Executive Officers are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns under “Executive Compensation—Summary Compensation Table.” Pentair matching contributions allocated to the Named Executive Officers under the RSIP/ESOP Plan are included in the “All Other Compensation” column under “Executive Compensation—Summary Compensation Table.” Matching contributions are generally made a year in arrears.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, distributions and 2013 year-end balances for each of the Named Executive Officers under our Sidekick Plan described under “Compensation Discussion and Analysis – Retirement and Other Benefits – Deferred Compensation.” Contributions we make to the Sidekick Plan are intended to make up for contributions to our RSIP/ESOP Plan (including our matching contributions) for cash compensation above the maximum imposed by Code Section 401(a)(17), which was $255,000 in 2013. Because the Code does not permit contributions on amounts in excess of that limit under a tax-qualified plan, the Sidekick Plan is designed to permit matching contributions on compensation in excess of the maximum imposed by Code Section 401(a)(17). We make these matching contributions to the Sidekick Plan on amounts in excess of the maximum imposed by Code Section 401(a)(17), but below the $700,000 compensation limit contained in our Sidekick Plan (such contributions by a Named Executive Officer, “Covered Sidekick Compensation”).

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings/ (Loss) in 2013 ($)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance at December 31, 2013 ($) (1)
Randall J. Hogan	1,841,442	22,500	1,275,101	(105,854)	5,149,161
John L. Stauch	1,052,514	22,500	893,185	(153,540)	3,254,507
Michael V. Schrock	1,393,005	22,500	977,030	(86,240)	4,030,808
Frederick S. Koury	23,922	22,500	117,526	(57,593)	520,278
Angela D. Lageson	167,174	22,500	142,178	(323,533)	597,950

(1)	Amounts included in this column that have been reported in the Summary Compensation Table since 2006 for each Named Executive Officer are: Mr. Hogan — $3,029,181; Mr. Stauch — $2,535,474; Mr. Schrock — $2,316,102; Mr. Koury — $453,675; Ms. Lageson — $314,464.

The amounts set forth in the column “Executive Contributions in 2013” reflect the amount of cash compensation each Named Executive Officer deferred in 2013 under the Sidekick Plan.

The amounts set forth in the column “Registrant Contributions in 2013” are the totals of contributions we made in 2013 under the Sidekick Plan for the account of each Named Executive Officer. These amounts, in addition to contributions we made under the RSIP/ESOP Plan, are included in the “Summary Compensation Table” in the column labeled “All Other Compensation” above. The contributions we made are derived from some or all of the following sources:

•	Matching contributions equal to one dollar for each dollar contributed up to one percent of Covered Sidekick Compensation, and 50 cents for each incremental dollar contributed on the next five percent, deferred in 2012 by each Named Executive Officer; we normally make these contributions one year in arrears.

•	A discretionary contribution of up to 1 1/2% of Covered Sidekick Compensation earned in 2012 for each Named Executive Officer; we normally make these contributions one year in arrears.

The amounts set forth in the column “Aggregate Earnings/(Loss) in 2013” reflect the amount of investment earnings realized by each Named Executive Officer on the mutual fund investments chosen that are offered to participants in our RSIP/ESOP Plan and Sidekick Plan. Fidelity Investments Institutional Services Co. provides these investment vehicles for participants and handles all allocation and accounting services for these plans. We do not guarantee or subsidize any investment earnings in either Plan.

For some participants, including the Named Executive Officers, the selected distribution events under the Sidekick Plan included a change in control, which included the Merger. As a result, the distribution of some previously earned and vested, but unpaid, amounts under Pentair’s deferred compensation programs to the Named Executive Officers commenced upon the consummation of the Merger. Some of these amounts were distributed in installments, and the amounts of the installments occurring in 2013 are set forth in the column “Aggregate Withdrawals/Distributions in 2013.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for items described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment; such payments or benefits (other than following a change in control) would be at the discretion of the Compensation Committee.

Change in Control Agreements

We have previously entered into agreements with certain key corporate executives and business division leaders, including all Named Executive Officers, that provide for contingent benefits upon a change in control. These agreements are intended to provide for continuity of management upon a completed or threatened change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control. If, following such a change in control, the executive officer is involuntarily terminated, other than for disability or for cause, or if such executive officer terminates his or her employment for conditions that constitute good reason, then the executive officer is entitled to certain severance payments.

Under these agreements, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony; or

•	continuing willful and unreasonable refusal by an officer to perform his or her duties or responsibilities.

Under these agreements, the term “good reason” means:

•	a breach of the agreement by us;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•

an officer’s removal from, or any failure to reelect or reappoint him or her to serve in, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

•

a good faith determination by an officer that there has been a material adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him or her, those in effect at any time while employed after the change in control, including but not limited to a significant change in the nature or scope of his or her authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy within 10 days after receipt of notice thereof;

•	relocation of an officer’s principal place of employment to a location more than 50 miles from his or her principal place of employment on the date 180 days prior to the change in control;

•

imposition of a requirement that an officer travel on business 20% in excess of the average number of days per month he or she was required to travel during the 180-day period prior to the change in control;

•	our failure to cause a successor to assume an officer’s agreement; or

•	only in the case of the Chief Executive Officer, a voluntary termination for any reason within 30 days following the first anniversary of any change in control.

Under these agreements, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% (or 30% in the cases of Mr. Stauch and Ms. Lageson) or more of our outstanding common shares or combined voting power;

•

a majority of the Board changes in a manner that has not been approved by at least two-thirds of the incumbent directors or successor directors nominated by at least two-thirds of the incumbent directors;

•

we consummate a merger, consolidation or share exchange with any other entity (or the issuance of voting securities in connection with a merger, consolidation or share exchange) which our shareholders have approved and in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

•	we consummate a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets which our shareholders have approved.

Benefits Upon a Covered Termination Without a Post-Merger Change in Control

The Merger constituted a change in control under the change in control agreements and the benefits and protections provided by the agreements to the Named Executive Officers were therefore triggered by the Merger, some of which were waived by the Named Executive Officers. As a result, if any of the Named Executive Officers terminates employment in a “Covered Termination,” under the change in control agreements that were triggered as a result of the Merger and the Waiver Agreements the Named Executive Officer would receive:

•

severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year of termination or the actual bonus paid with respect to the year prior to the Merger;

•	immediate vesting of pre-Merger equity and cash performance unit awards;

•	pro rata vesting of restricted stock units granted in connection with the Merger based on the portion of four-year vesting period that has elapsed;

•	replacement coverage for company-provided group medical, dental and life insurance policies for up to three years after the Merger;

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•

accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service;

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors; and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

To constitute a “Covered Termination” for purposes of the benefits described above, the termination must be either by us without cause, as defined in the agreement, or by the executive with good reason, as defined in the agreement (except that Mr. Hogan has waived the portion of the definition of good reason that would be triggered by a voluntary termination of his employment by him for any reason within 30 days following the first anniversary of the Merger), in either case within three years (for Messrs. Hogan, Schrock and Koury) or two years (for Messrs. Stauch and Ms. Lageson) following the Merger. Mr. Schrock’s retirement effective December 31, 2013 was treated as a Covered Termination for purposes of the benefits described above.

Benefits Upon a Post-Merger Change in Control and Covered Termination

The benefits under the change in control agreements that could be triggered by a post-Merger change in control and a covered termination in connection with such a change in control include:

•	upon any post-Merger change in control:

•	incentive compensation awards for the year in question to be paid at target;

•	immediate vesting of all unvested stock options and termination of all restrictions on restricted stock awards;

•

cash settled performance awards to be paid at one-third of target if the award cycle has been in effect less than 12 months, at two-thirds of the then-current value if the award cycle has been in effect for between 12 and 24 months, and at the then-current value if the award cycle has been in effect for 24 months or more months, in each case as if all performance or incentive requirements and periods had been satisfied; and

•	in certain cases, reimbursement of any excise taxes triggered by payments to the executive and any additional taxes on this reimbursement.

•	upon termination of the executive by us other than for death, disability or cause or by the executive for good reason, after a post-Merger change in control:

•

severance payable upon termination in an amount equal to 300% (for the Chief Executive Officer) or 250% (for the other Named Executive Officers) of annual base salary plus the greater of the executive’s target bonus for the year of termination or the actual bonus paid with respect to the year prior to the change in control;

•	replacement coverage for Company-provided group medical, dental and life insurance policies for up to three years;

•	the cost of an executive search agency not to exceed 10% of the executive’s annual base salary;

•

the accelerated accrual and vesting of benefits under the SERP (for those executives who have been made participants of such plan); and for executives having fewer than seven years of participation in the SERP, up to three additional years of service can be credited, up to a maximum of seven years of service; and

•	up to $15,000 in fees and expenses of consultants and legal or accounting advisors.

In the case of each Named Executive Officer, the agreement also requires the executive to devote his or her best efforts to us or our successor during the three-year or two-year period, to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us or our successor.

Agreement with Chief Executive Officer

In March 2013, we entered into an agreement with our Chief Executive Officer providing that, if his employment is involuntarily terminated, other than for death, disability or for cause, or if he terminates his employment for conditions that constitute good reason, in each case prior September 28, 2015, all of his then outstanding unvested stock options and restricted stock units granted after the Merger would immediately vest; provided that in the case of restricted stock units that are conditioned on the attainment of certain performance goals, such restricted stock units will become fully vested only if such performance goals are satisfied. In addition, the performance conditions with respect to his cash-settled performance awards granted after the Merger would be deemed satisfied and the units would be paid out at target following the end of the applicable performance period, except that certain performance goals must be satisfied for any payment to be made with respect to such units. Under this agreement, “cause” and “good reason” are defined in the same manner as in our Chief Executive Officer’s change in control agreement as described above under “– Change in Control Agreements,” except that periods determined with reference to a change in control in the change in control agreement are instead determined with reference to the Merger, and good reason in the agreement does not include a voluntary termination for any reason within a 30 day window period. The agreement also requires our Chief Executive Officer to maintain the confidentiality of our information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with us.

Change in Control and Termination Provisions of Incentive Plans

Change in Control Provisions

The 2012 Plan provides that, upon a change in control, unless an agreement between us and the executive provides for a more favorable result to the executive:

•	all outstanding options, restricted stock and restricted stock units that are not performance awards are immediately vested;

•	all outstanding performance awards (other than annual incentive awards) are paid in full based on performance at the better of target or trend; and

•	all outstanding annual incentive awards are paid based on full satisfaction of the performance goals.

The 2004 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2004 Omnibus Plan that are unvested become fully vested; and

•

all restrictions applicable to outstanding shares of restricted stock granted under the Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control.

The 2008 Omnibus Plan provides that, upon a change in control, unless otherwise provided in an agreement between us and the executive that discusses the effect of a change in control on the executive’s awards:

•	all outstanding options granted under the 2008 Omnibus Plan that are unvested become fully vested;

•

all restrictions applicable to outstanding shares of restricted stock granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such restricted stock shall be paid to the executive within 10 days of the date of the change in control;

•

all restrictions applicable to outstanding restricted stock units and dividend equivalent units granted under the 2008 Omnibus Plan shall automatically lapse and any dividends declared but unpaid with respect to such dividend equivalent units shall be paid to the executive within 10 days of the date of the change in control; and

•

all cash settled performance units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards if the performance goals measured at the time of the change in control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change in control.

Termination Provisions

•	Retirement. If any of the Named Executive Officers terminates employment in a retirement with at least 10 years of service, the 2012 Plan and its predecessor plans provide as follows:

•

If the retirement is prior to age 60: unvested options are forfeited; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest pro rata; cash performance awards are paid on a pro rata basis based on actual performance; or

•

If the retirement is after age 60: options continue to vest for 5 years; restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) vest in full; cash performance awards are paid in full based on actual performance.

•

Death or Disability. If any of the Named Executive Officers terminates employment as a result of death or disability, the 2012 Plan and its predecessor plans provide that options, restricted stock and restricted stock units are immediately vested; cash performance awards are paid in full based on actual performance.

•

Termination Without Cause or for Good Reason. If any of the Named Executive Officers terminates employment in an involuntary termination for a reason other than cause, death or disability, or in a voluntarily termination for good reason, then the employee’s outstanding awards under the 2012 Plan will be eligible for continued or accelerated vesting, as described below. A termination of employment under these circumstances is referred to in the 2012 Plan as a “covered termination.” For a Named Executive Officer’s termination to be considered a covered termination, the officer must execute a general release in a form and manner determined by us. Upon a covered termination, the 2012 Plan provides that awards held by a Board-appointed corporate officer, including such a Named Executive Officer, will be treated as follows:

•

Stock options will remain outstanding, and will continue to vest in accordance with their terms as if the officer had remained in employment, until the earlier of the expiration date of the stock option and the fifth anniversary of the covered termination.

•	Restricted stock and restricted stock units (that are not performance awards or for which any performance goals have been satisfied) will vest in full.

•

Performance awards, including restricted stock and restricted stock units that have performance-based vesting, will be paid following the end of the performance period based on achievement of the performance goals established for the awards as if the employee had not experienced a covered termination.

Under the 2012 Plan, the term “cause” means an act or omission by the officer as is determined by the Plan administrator to constitute cause for termination, including but not limited to any of the following:

•	a material violation of any company policy;

•	embezzlement from, or theft of property belonging to, us or any of our affiliates;

•	willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or

•	other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on our business.

Under the 2012 Plan, the term “good reason” means:

•	any material breach by us of the terms of any employment agreement;

•	any reduction in base salary or percentage of base salary available as incentive compensation or bonus opportunity, or any material reduction in nonqualified deferred compensation retirement benefits;

•	a good faith determination by the officer that there has been a material adverse change in the officer’s working conditions or status;

•	a relocation of the principal place of employment to a location more than 50 miles; or

•	an increase of 20% or more in travel requirements.

For an event to constitute good reason, we must receive written notice and an opportunity to cure.

Benefits pursuant to these incentive plans are generally applicable to all other participants who meet the requisite criteria as well as to the Named Executive Officers.

Quantification of Compensation Payable upon a Change in Control or Termination of Employment

The amount of compensation payable to each Named Executive Officer upon a Covered Termination in the absence of a change in control (other than the Merger) is shown below. As required by the SEC rules, the amounts shown assume that such termination was effective as of December 31, 2013, and thus are estimates of the amounts that would be paid out to the executives upon a Covered Termination. The actual amounts to be paid out can only be determined in connection with a Covered Termination. Mr. Schrock retired effective December 31, 2013, and such retirement was treated as a Covered Termination. Accordingly, the amounts shown below for Mr. Schrock are based on actual amounts in connection with his retirement calculated as of December 31, 2013.

Executive	Cash Termination Payment	Stock Option Vesting	Restricted Stock Unit Vesting	Cash Settled Perform- ance Unit Vesting	SERP & Related Pension	Incentive Compen- sation	Outplace- ment	Legal & Account- ing Advisors	Medical, Dental, Life Insurance	Excise Tax Gross Up		Total
Randall J. Hogan	$9,603,384	$14,011,602	$26,612,563	$6,100,332	-	-	$50,000	$15,000	$29,404	$(63,560)	(1)	$56,358,725
John L. Stauch	$2,921,250	$3,889,203	$8,024,010	$1,775,001	-	-	$50,000	$15,000	$12,995	$3,196,954		$19,884,413
Michael V. Schrock	$3,270,730	$3,418,827	$2,183,847	$3,239,448	-	-	$50,000	$15,000	$29,045	-		$12,206,897
Frederick S. Koury	$1,912,500	$2,162,139	$4,611,190	$980,000	-	-	$45,000	$15,000	$18,648	$1,718,130		$11,462,607
Angela D. Lageson	$2,061,250	$1,795,799	$3,633,946	$816,667	$576,506	-	$48,500	$15,000	$11,683	$2,198,692		$11,158,043

(1)	Reflects a reduction mandated by the change in control agreement in the event that the excise tax on certain “parachute payments” can be avoided by reducing the amount of the payments by not more than 10%.

The amount of compensation payable to each Named Executive Officer (other than Mr. Schrock) upon a post-Merger change in control without a termination or upon a post-Merger change in control followed by a termination of the executive by us other than for death, disability or cause or by the executive for good reason is shown below. Because Mr. Schrock retired effective December 31, 2013, he is not included in the table below. The amounts shown assume that such termination was effective as of December 31, 2013, and thus are estimates of the amounts that would be paid out to the executives upon a change in control or their termination following a change in control. The actual amounts to be paid out can only be determined in connection with a change in control or termination following a change in control.

Executive	Cash Termination Payment (2)	Stock Option Vesting (1)	Restricted Stock Unit Vesting (1)	Cash Settled Perform- ance Unit Vesting (1)	SERP & Related Pension (2)	Incentive Compen- sation (1)	Outplace- ment (2)	Legal & Account- ing Advisors (2)	Medical, Dental, Life Insurance (2)	Total: Change in Control (1)	Excise Tax Gross Up (2)		Total: Change in Control Followed by Termination (2)
Randall J. Hogan	$9,156,420	$14,011,602	$26,612,616	$6,100,332	-	$1,878,240	$50,000	$15,000	$50,617	$48,602,790	$(825,400	)(3)	$57,049,427
John L. Stauch	$2,921,250	$3,889,203	$8,024,010	$1,775,000	-	$553,500	$50,000	$15,000	$35,004	$14,241,713	$2,553,604		$19,816,571
Frederick S. Koury	$1,912,500	$2,162,139	$4,611,190	$980,000	-	$315,000	$45,000	$15,000	$32,107	$8,068,329	-		$10,072,936
Angela D. Lageson	$2,061,250	$1,795,799	$3,633,946	$816,667	$576,506	$339,500	$48,500	$15,000	$31,471	$6,585,912	$2,123,878		$11,442,517

(1)	Triggered solely upon a post-Merger change in control.

(2)	Triggered only upon a post-Merger change in control and a termination of the executive officer by us other than for death, disability or cause or by the executive for good reason.

(3)	Reflects a reduction mandated by the change in control agreement in the event that the excise tax on certain “parachute payments” can be avoided by reducing the amount of the payments by not more than 10%.

The amounts above assume that:

•	our common shares were valued at $77.67, the closing market price for our common shares on December 31, 2013;

•

outplacement services fees are the maximum possible under the change in control agreements (10% of annual base salary) for each executive officer, except for Mr. Hogan and Mr. Schrock, for which outplacement services are assumed to be $50,000;

•	legal and accounting advisor fees are the maximum possible under the change in control agreements for each executive officer; and

•	medical, dental and life insurance coverage will continue for three years after termination at the current cost per year for each executive.

Under certain circumstances, as reflected above, we may pay to an executive covered by a change in control agreement an excise tax gross up. In determining the amount of any such gross up included in the tables above, we made the following material assumptions: an excise tax rate of 20% under Section 280G of the Code, a combined federal and state individual tax rate of 41.9%, and we would be able to overcome any presumption that grants of stock options or restricted stock units in 2013 were made in contemplation of a change in control pursuant to regulations promulgated under the Code. In addition, no excise tax gross up will be made if the portion of the payments treated as “parachute payments” received by an executive in the event of a change in control can be reduced by not more than 10% and escape an excise tax. In that event, the payments will be reduced to the highest qualifying amount and no gross up will be paid. Furthermore, except for Mr. Schrock, it was assumed that no value will be attributed to any non-competition agreement. At the time of any such change in control or termination, a value may be attributed, which would result in a reduction of amounts subject to the excise tax. In the case of Mr. Schrock, the calculation was done taking into account the value of his non-competition agreement determined in connection with his retirement.

RISK CONSIDERATIONS IN COMPENSATION DECISIONS

The Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of the Company as a whole if personnel were to act in ways designed primarily to maximize their compensation. Therefore the Committee annually reviews several factors in establishing compensation programs, setting compensation levels and selecting target measures for variable compensation programs.

•	The relative values of base salaries, annual cash bonuses and long-term equity grants for employees

•	The mix of incentive target performance measures for each business and for the Company as a whole under the Company’s annual cash bonus programs

•	The relative weighting of target performance measures for each business and the Company as a whole

•	The impact of these performance measures on the Company’s financial results

•	The likelihood that achievement of performance metrics could have material adverse impacts on Company financial performance in succeeding fiscal periods

•	The relative significance of each of the Company’s businesses to its overall financial performance

•	The extent to which performance measures are not directly reflected in audited financial statements

•	The balance between the achievement of short-term objectives and longer-term value creation

The Committee will continue to assess our executive management programs to align employee interests with those of long-term shareholder interests.

PROPOSAL 9

Advisory Vote to Approve the Compensation of the Named Executive Officers

Proposal of the Board

The Board proposes that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the Proxy Statement.

Executive compensation is an important matter to us, the Board and the Compensation Committee and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Named Executive Officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement.

As we describe in detail under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this Proxy Statement, we have designed our executive compensation programs to align executive and shareholder interests by rewarding the achievement of specific annual, longer-term and strategic goals that create long-term shareholder value. We utilize our executive compensation programs to provide competitive compensation within our peer group that will motivate and reward executives for achieving financial and strategic objectives, provide rewards commensurate with performance to incentivize the Named Executive Officers to perform at their highest levels, encourage innovation and growth, attract and retain the Named Executive Officers and other key executives and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.

The Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these compensation objectives. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to ensure that we provide competitive compensation that motivates the Named Executive Officers to perform at their highest levels while increasing long-term value to our shareholders.

With these compensation objectives in mind, the Compensation Committee has taken compensation actions including the following:

•

Linking the annual cash incentive for the Named Executive Officers to performance goals that correlate strongly with two primary corporate objectives of improving the financial return from our businesses and strengthening our balance sheet through cash flow improvement and debt reduction.

•

Making a significant portion of total compensation “at risk” if certain performance goals are not satisfied or otherwise subject to our future performance to further align the incentives of our Named Executive Officers with the interests of our shareholders.

•	Requiring executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

•	Generally limiting perquisites to a limited annual cash allowance and not providing tax reimbursements on such perquisites.

The Compensation Committee’s compensation actions like those described above demonstrate our continued commitment to align executive compensation with shareholders’ interests while providing competitive compensation to attract, motivate and retain the Named Executive Officers and other key executives. We will continue to review and adjust our executive compensation programs with these goals in mind to ensure the long-term success of our company and generate increased long-term value to our shareholders.

The Board and the Compensation Committee request the support of our shareholders for the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This advisory vote to approve the compensation of the Named Executive Officers gives our shareholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation programs with the interests of our shareholders while continuing to retain key talented executives that drive our company’s success, we ask that our shareholders approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Vote Requirement

The approval by advisory vote of the compensation of the Named Executive Officers requires the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at the Annual General Meeting. This vote on the compensation of the Named Executive Officers is advisory and not binding on us, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Named Executive Officers is non-binding, the Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

EACH OF THE BOARD AND THE COMPENSATION COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL BY ADVISORY VOTE OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 10

Approval of the Renewal of the Authorized Share Capital of Pentair Ltd.

Proposal of the Board

The Board proposes that its authority to issue shares out of our authorized capital be reapproved and extended for an additional period ending two years after the date of the Annual General Meeting (May 20, 2016, assuming no postponement or adjournment of the Annual General Meeting), by the shareholders’ approval of an amendment to article 4, paragraph 1 of our Articles of Association. This proposed amendment to article 4, paragraph 1 of our Articles of Association is set forth below under “Text of Shareholder Resolution.”

The Board believes it is advisable and in the best interests of the company to authorize the Board to be reauthorized to issue new authorized capital in accordance with the provisions of the Swiss Code of Obligations and our Articles of Association. Our Articles of Association currently authorize the Board to issue new authorized capital at any time during the two-year period ending on September 14, 2014, and thereby increase the share capital, without shareholder approval, by a maximum amount of 50% of the share capital at the time of the increase. The Swiss Code of Obligations provides that the shareholders may, by amendment to the Articles of Association, authorize the Board to increase the share capital for a period of no longer than two years from such approval. The amount of authorized capital set forth in article 4, paragraph 1 would be reduced during the two-year period ending on May 20, 2016 proportionately to any reduction to the company’s total authorized share capital approved by the shareholders and effected during this two-year period.

If this proposal is approved, we would nevertheless seek shareholder approval for share issuances to the extent required under NYSE rules. Under current NYSE rules, shareholder approval is generally required, with certain enumerated exceptions, to issue common shares or securities convertible into or exercisable for common shares in one or a series of related transactions if such common shares represent 20% or more of the voting power or outstanding common shares of the company. NYSE rules also require shareholder approval for an issuance of shares that would result in a change in control of the company, as well as for stock issuances in connection with certain benefit plans or related party transactions.

Text of Shareholder Resolution

RESOLVED, that the meeting of shareholders approves the amendment of article 4, paragraph 1 of the Articles of Association of Pentair Ltd. as follows:

Previous version	Proposed new version
Article 4 Authorized Share Capital	Article 4 Authorized Share Capital

(1)    The Board of Directors is authorized to increase the share capital, in one or several steps until September 14, 2014, by a maximum amount of CHF 53,250,000 by issuing a maximum of 106,500,000 fully paid up registered shares with a par value of CHF 0.50 each. Without limitation to the generality of the foregoing, increases of the share capital through underwritten offerings and/or in partial amounts are permitted.

(1)    The Board of Directors is authorized to increase the share capital, in one or several steps until May 20, 2016, by a maximum amount of CHF 53,250,000 by issuing a maximum of 106,500,000 fully paid up registered shares with a par value of CHF 0.50 each. Without limitation to the generality of the foregoing, increases of the share capital through underwritten offerings and/or in partial amounts are permitted.

Vote Requirement

The approval of the renewal of the authorized share capital of Pentair Ltd. requires the affirmative vote of two-thirds of the votes represented (in person or by proxy) at the Annual General Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RENEWAL OF THE AUTHORIZED SHARE CAPITAL OF PENTAIR LTD.

DIRECTOR COMPENSATION

Director compensation is determined by the Governance Committee of the Board of Directors of Pentair Ltd. We use a combination of cash and equity-based incentive compensation to attract and retain qualified directors. Compensation of our directors reflects our belief that a significant portion of directors’ compensation should be tied to long-term growth in shareholder value.

Mr. Hogan, our only employee-director, is not and will not be separately compensated for service as a member of the Board.

Director Fees

Annual retainers for non-employee directors’ service on the Board and Board Committees are as follows:

Board Retainer	$123,000
Lead Director Supplemental Retainer	40,000
Audit and Finance Committee Chair Supplemental Retainer	25,000
Compensation Committee Chair Supplemental Retainer	25,000
Governance Committee Chair Supplemental Retainer	20,000
Audit and Finance Committee Retainer	23,500
Other Committee Retainer (per committee)	11,750

Equity Awards

Non-employee directors also receive a grant of options and restricted stock units under the 2012 Plan as a part of their compensation. Options granted are exercisable at the closing price of our stock on the date of grant, have a ten-year term and vest in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock units granted vest on the first anniversary of the grant date. Each restricted stock unit represents the right to receive one of our common shares upon vesting and includes one dividend equivalent unit, which entitles the holder to all cash dividends declared on one of our common shares from and after the date of grant. All of our non-employee directors received option and restricted stock unit grants in 2013.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors. Prior to the Merger in 2012, non-employee directors were expected to acquire and hold our common shares or stock equivalents having a value equal to five times the annual retainer for non-employee directors within five years after election. After the Merger, the annual retainer for non-employee directors increased as a result of changes to our director compensation program in connection with the Merger. This increase in the annual retainer also increased the amounts required to satisfy our stock ownership guidelines, and we therefore modified our stock ownership guidelines to give non-employee directors up to five years after the Merger to meet the increased ownership levels.

Stock Ownership for the Currently-Serving Directors as of December 31, 2013

	Share Ownership	12/31/13 Market Value ($)(1)	Ownership Guideline ($)	Meets Guideline
Leslie Abi-Karam	7,502	582,680	615,000	No(2)
Glynis A. Bryan	20,200	1,568,934	615,000	Yes
Jerry W. Burris	12,581	977,166	615,000	Yes
Carol Anthony (John) Davidson	8,815	684,661	615,000	Yes
T. Michael Glenn	14,532	1,128,700	615,000	Yes
Charles A. Haggerty	178,551	13,868,056	615,000	Yes
David H. Y. Ho	33,870	2,630,683	615,000	Yes
David A. Jones	33,846	2,628,819	615,000	Yes
Ronald L. Merriman	18,416	1,430,390	615,000	Yes
William T. Monahan	47,907	3,720,937	615,000	Yes

(1)	Based on the closing market price for our common shares on December 31, 2013 of $77.67.

(2)	Non-employee directors have until five years after the closing of the Merger to meet the stock ownership requirement.

Director Compensation Table

The table below summarizes the compensation that we paid to non-employee directors for the year ended December 31, 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Leslie Abi-Karam	146,500	51,976	55,049	-	-	2,235	255,760
Glynis A. Bryan	166,500	51,976	55,049	-	-	292	273,817
Jerry W. Burris	146,500	51,976	55,049	-	-	3,280	256,805
Carol Anthony (John) Davidson	140,625	51,976	55,049	-	-	1,917	249,567
T. Michael Glenn	146,500	51,976	55,049	-	-	294	253,819
Charles A. Haggerty	146,500	51,976	55,049	-	-	2,374	255,899
David H. Y. Ho	146,500	51,976	55,049	-	-	290	253,815
David A. Jones	171,500	51,976	55,049	-	-	2,393	280,918
Ronald L. Merriman	171,500	51,976	55,049	-	-	1,810	280,335
William T. Monahan	186,500	51,976	55,049	-	-	1,361	294,886

(1)	Randall Hogan, our Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as a director. The compensation received by Mr. Hogan as our employee during and for 2013 is shown under “Executive Compensation – Summary Compensation Table.”

(2)	The amounts in column (c) represent the aggregate grant date fair value, computed in accordance with ASC 718, of restricted stock units granted during the year ended December 31, 2013. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. As of December 31, 2013, each director had 1,027 unvested restricted stock units. In addition, as of December 31, 2013, each director had the following number of deferred share units under our Compensation Plan for Non-Employee Directors: Leslie Abi-Karam: 3,282; Glynis A. Bryan: 4,668; Jerry W. Burris: 0; Carol Anthony (John) Davidson: 0; T. Michael Glenn: 952; Charles A. Haggerty: 67,445; David H. Y. Ho: 0; David A. Jones: 27,019; Ronald L. Merriman: 557; and William T. Monahan: 12,023.

(3)	The amounts in column (d) represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock options granted during the year ended December 31, 2013. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. As of December 31, 2013, each director had the following number of outstanding stock options: Leslie Abi-Karam: 42,144; Glynis A. Bryan: 77,877; Jerry W. Burris: 40,677; Carol Anthony (John) Davidson: 29,237; T. Michael Glenn: 57,877; Charles A. Haggerty: 74,403; David H. Y. Ho: 3,963; David A. Jones: 60,677; Ronald L. Merriman: 65,877; and William T. Monahan: 77,877.

(4)	The amounts in column (g) represent expenses related to director spousal or companion travel in conjunction with the director’s attendance at Board meetings and the cost of a holiday gift.

SECURITY OWNERSHIP

The following table contains information concerning the beneficial ownership of our common shares as of February 14, 2014, by each director, by each executive officer listed in the Summary Compensation Table, and by all directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person we know who beneficially owned more than 5% of our common shares as of December 31, 2013.

Name of Beneficial Owner	Common Stock(1)	Share Units(2)	Right to Acquire within 60 days(3)	ESOP Stock(4)	Total	Percent of Class(5)
Leslie Abi-Karam	3,963	3,294	39,502	-	46,759
Glynis A. Bryan	15,275	4,684	75,235	-	95,194
Jerry W. Burris	12,324	-	38,035	-	50,359
Carol Anthony (John) Davidson	8,558	-	26,595	-	35,153
T. Michael Glenn	13,323	955	55,235	-	69,513
Charles A. Haggerty	114,828	67,670	69,502	-	252,000
David H. Y. Ho	33,419	-	1,321	-	34,740
Randall J. Hogan	312,247	55,962	1,887,560	1,813	2,257,582	1.2%
David A. Jones	6,570	27,110	58,035	-	91,715
Frederick S. Koury	55,505	-	202,730	715	258,950
Angela D. Lageson	5,887	3,225	103,748	1,013	113,873
Ronald L. Merriman	16,407	1,758	43,235	-	61,400
William T. Monahan	35,627	12,063	75,235	-	122,925
Michael V. Schrock(6)	130,497	27,482	442,479	1,813	602,271
John L. Stauch	61,101	39,492	344,182	482	445,257
Directors and executive officers as a group (23 persons)	921,002	243,695	3,775,813	19,990	4,960,500	2.6%
The Vanguard Group(7)	14,883,852	-	-	-	14,883,852	7.6%
BlackRock, Inc.(8)	10,691,464	-	-	-	10,691,464	5.5%
State Street Corporation(9)	10,293,747	-	-	-	10,293,747	5.3%
Waddell & Reed Financial, Inc. (10)	11,555,752	-	-	-	11,555,752	5.9%

(1)	Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances.

(2)	Represents for non-employee directors deferred share units held under our Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under the company’s Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.

(3)	Represents, for Mr. Hogan, stock options exercisable within 60 days from February 14, 2014 and, for Ms. Lageson, restricted stock units to vest within 60 days from February 14, 2014.

(4)	Represents shares owned as a participant in the RSIP/ESOP Plan. As of February 14, 2014, Fidelity Management Trust Company (“Fidelity”), the Trustee of the RSIP/ESOP Plan, held 2,230,790 common shares (1.1%). Fidelity disclaims beneficial ownership of all shares. The RSIP/ESOP Plan participants have the right to direct the Trustee to vote their shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

(5)	Less than 1% unless otherwise indicated.

(6)	Mr. Schrock retired effective December 31, 2013.

(7)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2013, The Vanguard Group had sole voting power for 324,882 common shares, sole dispositive power for 14,581,697 common shares and shared dispositive power for 302,155 common shares.

(8)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. As of December 31, 2013, BlackRock, Inc. had sole voting power for 8,887,414 common shares and sole dispositive power for 10,691,464 common shares.

(9)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2014. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2013, State Street Corporation had shared voting power and shared dispositive power for 10,293,747 common shares.

(10)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2014. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202. As of December 31, 2013 , Waddell & Reed Financial, Inc. had sole voting power and sole dispositive power for 11,555,752 common shares. As of December 31, 2013, each of Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company had sole voting power and sole dispositive power for 7,968,695 common shares. As of December 31, 2013, Ivy Investment Management Company had sole voting power and sole dispositive power for 3,587,057 common shares.

AUDIT AND FINANCE COMMITTEE REPORT

In connection with the financial statements for the year ended December 31, 2013, the Audit and Finance Committee has:

•	reviewed and discussed our audited U.S. GAAP consolidated financial statements and Swiss statutory financial statements for the year ended December 31, 2013 with management;

•	discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 and Rule 2-07 of SEC Regulation S-X;

•

received the written disclosure and letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence; and

•	received an unqualified opinion from Deloitte AG that the Swiss statutory financial statements for the year ended December 31, 2013 comply with Swiss law and our Articles of Association.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. The Audit and Finance Committee further recommended that our audited statutory financial statements, together with our audited consolidated financial statements, be included in our annual report to shareholders for the year ended December 31, 2013. The Board has approved these inclusions.

THE AUDIT AND FINANCE COMMITTEE

Ronald L. Merriman, Chair

Leslie Abi-Karam

Jerry W. Burris

Charles A. Haggerty

David H. Y. Ho

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of these reports to us.

We have reviewed copies of reports furnished to us, or written representations that no reports were required. Based solely on these reports, we believe that during 2013 our executive officers and directors complied with all such filing requirements.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2015 Annual General Meeting of shareholders pursuant to Rule 14a-8 of the SEC is December 1, 2014. A shareholder who otherwise intends to present business at the 2015 Annual General Meeting must comply with the requirements set forth in our Articles of Association. The Articles of Association state, among other things, that to bring business before an annual general meeting, a shareholder must give written notice that complies with the Articles of Association to our Corporate Secretary not less than 45 days nor more than 70 days prior to the first annual anniversary of the date when we first mailed our proxy statement to shareholders in connection with the immediately preceding annual general meeting. Accordingly, we must receive notice of a shareholder proposal submitted under our Articles of Association between January 20, 2015 and February 14, 2015. If the notice is received after February 14, 2015, then the notice will be considered untimely and we are not required to present such proposal at the 2015 Annual General Meeting. If the Board chooses to present a proposal submitted under our Articles of Association at the 2015 Annual General Meeting, then the persons named in the proxies solicited by the Board for the 2015 Annual General Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to us at our principal executive offices: Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

According to our Articles of Association, new proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented by proxy.

OTHER BUSINESS

Our management does not know of any other matter to be presented for action at the Annual General Meeting. However, if any other matter should be properly presented at the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

2013 ANNUAL REPORT ON FORM 10-K

Any shareholder wishing to review, without charge, a copy of our 2013 Annual Report on Form 10-K (without exhibits) filed with the SEC should write to us at our principal executive offices: Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each proxy statement and annual report, please notify us by writing or calling Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary, Telephone: 41-52-630-48-00 or (800) 328-9626.

If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary, Telephone: 41-52-630-48-00 or (800) 328-9626.

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures

Pentair Ltd. and Subsidiaries

Reconciliation of the GAAP “As Reported” year ended December 31, 2013 and 2012 to the “Adjusted” non-GAAP excluding the effect of 2013 and 2012 adjustments (Unaudited)

In millions, except per-share data	2013	2012
Net sales	$7,479.7	$4,416.1

Operating income (loss) - as reported	774.0	(43.1)
% of net sales	10.3%	(1.0)%
Adjustments:
Deal related costs and expenses	-	82.8
Inventory step-up and customer backlog	86.9	179.6
Restructuring and other	130.1	66.8
Pension and other post-retirement mark-to-market (gain) loss	(63.2)	141.7
Trade name impairment	11.0	60.7
Redomicile related expenses	5.4	-

Operating income-as adjusted	944.2	488.5
% of net sales	12.6%	11.1%
Net income (loss) attributable to Pentair Ltd. - as reported	536.8	(107.2)
Gain on sale of businesses, net of tax	(14.7)	-
Bond redemption and interest expense, net of tax	1.6	52.9
Adjustments, net of tax	133.4	367.1

Net income attributable to Pentair Ltd. - as adjusted	$657.1	$312.8

Earnings per common share attributable to Pentair Ltd. - diluted
Diluted earnings (loss) per common share - as reported	$2.62	$(0.84)
Adjustments	0.59	3.23

Diluted earnings per common share - as adjusted	$3.21	$2.39

A-1

Pentair Ltd. and Subsidiaries

Reconciliation of the “Adjusted” non-GAAP year ended December 31, 2012 to the “Adjusted” Pro Forma Results including the effect of 2012 pro forma adjustments (Unaudited)

		Pro Forma Adjustments

In millions, except per-share data	Historical Adjusted Results	Historical Flow Control Acquisition	Depreciation & Amortization	Other Adjustments	Adjusted Pro Forma Results

Net sales	$4,416.1	$2,996.5	$-	$(130.3)	$7,282.3
Operating income (loss)	488.5	388.3	(51.6)	(34.1)	791.1
Net income (loss) attributable to Pentair Ltd.	312.8	291.3	(38.7)	(23.0)	542.4
Diluted earnings (loss) per common share	2.39	1.36	(0.18)	(1.03)	2.54

Note: “Other” adjustments represent the elimination of certain large projects and sales to sanctioned countries (which were terminated prior to the completion of the Flow Control acquisition), changes in corporate allocation assumptions, income taxes and share count.

A-2

PENTAIR LTD.
C/O BROADRIDGE
51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until noon, Eastern Standard Time on May 19, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

In order to assure that your proxy card is tabulated in time to be voted at the Meeting, you must return your proxy card at the above address by noon, Eastern Standard Time on May 19, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67185-P47671             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENTAIR LTD.

The Board of Directors recommends you vote FOR each of the following proposals:
1.	To re-elect the following nine directors with		For	Against	Abstain
terms expiring at the 2015 Annual General
Meeting of Shareholders:
	1a.	Glynis A. Bryan	☐	☐	☐

	1b.	Jerry W. Burris	☐	☐	☐

	1c.	Carol Anthony (John) Davidson	☐	☐	☐

	1d.	T. Michael Glenn	☐	☐	☐

	1e.	David H.Y. Ho	☐	☐	☐

	1f.	Randall J. Hogan	☐	☐	☐

	1g.	David A. Jones	☐	☐	☐

	1h.	Ronald L. Merriman	☐	☐	☐

	1i.	William T. Monahan	☐	☐	☐

2.	To elect Randall J. Hogan as the Chairman of the Board of Directors		☐	☐	☐
3.	To elect the members of the Compensation Committee:		☐	☐	☐
	3a.	David A. Jones	☐	☐	☐

	3b.	Glynis A. Bryan	☐	☐	☐

	3c.	T. Michael Glenn	☐	☐	☐

	3d.	William T. Monahan	☐	☐	☐

			For	Against	Abstain

4.	To elect Proxy Voting Services GmbH as the independent proxy		☐	☐	☐

5.	To approve the 2013 annual report of Pentair Ltd., the statutory financial statements of Pentair Ltd. for the year ended December 31, 2013 and the consolidated financial statements of Pentair Ltd. for the year ended December 31, 2013		☐	☐	☐
6.	To discharge the Board of Directors and executive officers of Pentair Ltd. from liability for the year ended December 31, 2013		☐	☐	☐
7.	To elect auditors as follows:
	7a.	To re-elect Deloitte AG as statutory auditors until the next Annual General Meeting	☐	☐	☐
	7b.	To ratify appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2014	☐	☐	☐
	7c.	To elect PricewaterhouseCoopers AG as special auditors until the next Annual General Meeting	☐	☐	☐
8.	To approve the following, as proposed by the Board of Directors:
	8a.	To approve the appropriation of results for the year ended December 31, 2013	☐	☐	☐

	8b.	To approve the conversion and appropriation of reserves from capital contributions to distribute an ordinary cash dividend	☐	☐	☐

9.	To approve by advisory vote the compensation of the named executive officers as disclosed in the Proxy Statement		☐	☐	☐

10.	To approve the renewal of the authorized capital of Pentair Ltd.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The signatory will attend the Annual General Meeting on May 20, 2014 personally.			☐ Yes	☐ No

This proxy, when properly executed, will be voted in the manner directed above. If you return a properly executed proxy but do not provide specific voting instructions, you instruct the independent proxy or, for purposes of the Pentair ESOP, Fidelity Trust Management Company, to vote the shares in accordance with the recommendations of the Board of Directors. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M67186-P47671

PENTAIR LTD.

Annual General Meeting of Shareholders

May 20, 2014, 8:00 AM Central European Time

This proxy is solicited by the Board of Directors

The signatory, revoking any proxy heretofore given in connection with the Meeting (as defined below), hereby appoints the independent proxy, Proxy Voting Services GmbH, and hereby authorizes the independent proxy to represent and to vote at the Meeting, as designated on the reverse side of this card, all common shares of Pentair Ltd. that the signatory is entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 AM, Central European Time, on May 20, 2014, at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland, and any adjournment or postponement thereof (the “Meeting”).

If the signatory is a participant in the Pentair Retirement Savings and Stock Incentive Plan (“Pentair ESOP”), the signatory hereby directs Fidelity Management Trust Company as Pentair ESOP Trustee, to vote at the Meeting, as directed on the reverse side of this card, all of the common shares of Pentair Ltd. allocated to the signatory’s account in the Pentair ESOP as of April 30, 2014.

If the signatory is a participant in the Pentair Ltd. Employee Stock Purchase and Bonus Plan or the Pentair Ltd. International Stock Purchase and Bonus Plan (the “Purchase Plans”), the signatory, revoking any proxy heretofore given in connection with the Meeting, hereby appoints the independent proxy, Proxy Voting Services GmbH, and hereby authorizes the independent proxy to represent and to vote at the Meeting, as designated on the reverse side of this card, all of the common shares of Pentair Ltd. allocated to the signatory’s account in the Purchase Plans as of April 30, 2014.

In the event of other agenda items or proposals during the Meeting on which voting is permissible under Swiss law, you instruct the independent proxy, in the absence of other specific instructions, to vote the shares in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side